SIXTH AMENDED AND RESTATED LOAN AGREEMENT

by and between

REDWOOD MORTGAGE INVESTORS VIII,

A CALIFORNIA LIMITED PARTNERSHIP (“Borrower”)

and
UNION BANK, N. A. (as a “Lender” and “Agent”)

WESTAMERICA BANK (as a “Lender”)

CALIFORNIA BANK & TRUST (as a “Lender”)

Lender

As of October 18, 2010

TABLE OF CONTENTS

Page
1.	CERTAIN DEFINITIONS	3
2.	THE CREDIT FACILITY	13
2.1	The Loan	13
2.2	Use of Proceeds	13
2.3	Interest	14
2.4	Mandatory Principal Payments and Maximum Loan Amount Reductions 14
2.5	Mandatory Loan Reductions Based on Collateral Covenant	17
2.6	Voluntary Prepayments	18
2.7	Payment Method	18
2.8	Monthly Collateral Reports and Collateral Covenant Certificate	19
2.9	Loan Account	19
2.10	Collateral	20
2.11	Non-Receipt of Funds by Agent	22
3.	FEES, EXPENSES AND DEPOSITS	22
3.1	Quarterly Facility Fee	22
3.2	Collateral Agent Fee	22
3.3	Reimbursement Costs	23
3.4	Required Deposits	23
4.	CONDITIONS PRECEDENT	23
4.1	Conditions to Loan	23
5.	GENERAL REPRESENTATIONS AND WARRANTIES	25
5.1	Organization of Borrower	25
5.2	General Partners and their Organization	25
5.3	Agreement Authorized for Borrower	25
5.4	Agreement and Guaranty Authorized for General Partners	26
5.5	No Consent Required	26
5.6	Enforceable Obligations	26
5.7	Financial Information	26
5.8	Litigation and Contingent Liabilities	26
5.9	Tax Matters	26
5.10	Adverse Obligations	27
5.11	ERISA	27
5.12	Margin Stock	27
5.13	Not an Investment Company	27
5.14	Trademarks, Licenses and Approvals	27
5.15	Hazardous Substances and Environmental Laws Compliance	27
5.16	No Subsidiaries	28
5.17	Fictitious Name	28
5.18	Compliance with Law	28
5.19	Reliance	28
6.	SPECIFIC REPRESENTATIONS AND WARRANTIES REGARDING PLEDGED LOANS 28
6.1	Binding Obligation	28
6.2	Compliance with Laws	29
6.3	Characteristics of a Pledged Loan	29

i

6.4	Obligations: No Impairment	29
6.5	No Proceedings	29
6.6	No Modifications	29
6.7	No Defenses	30
6.8	Insurance	30
6.9	No Satisfaction of Deed of Trust	30
6.10	Validity of Deed of Trust Documents	30
6.11	Title Insurance	30
6.12	No Defaults	31
6.13	Origination and Servicing Practices	31
6.14	No Damage	31
6.15	Occupancy and Licensing	31
6.16	Appraisal	31
7.	AFFIRMATIVE COVENANTS	31
7.1	Performance of Obligations	31
7.2	Books and Records	32
7.3	Financial and Other Reports	32
7.4	Taxes	33
7.5	Rights and Facilities to Do Business; Conduct of Business	33
7.6	Performance of Other Obligations	33
7.7	Insurance	34
7.8	ERISA	34
7.9	Minimum Partner Capital	34
7.10	Other Collateral Documents	34
7.11	Compliance with Law	35
7.12	Maximum Total Liabilities to Net Worth ratio	35
7.13	Quarterly Interest Coverage Ratio	35
7.14	REO Covenants	35
7.15	Release	38
8.	NEGATIVE COVENANTS	39
8.1	No Change in the Nature of Business and Operations	39
8.2	No Mergers	39
8.3	Indebtedness	39
8.4	Liens	40
8.5	Capital Leases and Capital Expenditures.	40
8.6	Investments, Loans and Guaranties	40
8.7	Change in General Partners	41
8.8	Insider Transactions	41
8.9	Servicing of Pledged Loans	41
8.10	Limitation on Deposits	41
8.11	Restrictions On Use of Cash	41
8.12	Distributions	42
9.	EVENTS OF DEFAULT AND REMEDIES	42
9.1	Events of Default	42
9.2	Remedies	44

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10.	MISCELLANEOUS	44
10.1	Further Assurances	45
10.2	Survival of Representations	45
10.3	Failure or Indulgence Not Waiver	45
10.4	Notices	45
10.5	Limitations and Time	46
10.6	Descriptive Headings	46
10.7	Construction	46
10.8	Terms Generally	46
10.9	Severability	46
10.10	Amendment Provision	46
10.11	Counterparts	47
10.12	Applicable Law	47
10.13	Assignability	47
10.14	Existing Senior REO Debt	47
10.15	Relation to Other Agreements	48
10.16	Attorneys’ and Other fees and Costs; Enforcement Costs	48
10.17	General Indemnity	49
10.18	Lending Relationship Only	49
10.19	USA Patriot Act	49
10.20	Venue	50
10.21	Advice of Counsel	50
10.22	Alternative Dispute Resolution Agreement	50
10.23	Confidentiality	52
11.	ASSIGNMENT, PARTICIPATION AND THE AGENT	52
11.1	Assignments and Participations in Loans and Notes	52
11.2	Agent	53
11.3	Successor Agent	56
11.4	Collateral Matters	56
11.5	Amendments; Consents and Waivers for Certain Actions	57
11.6	Notice of Default	58
11.7	Set Off and Sharing of Payments	59

iii

SIXTH AMENDED AND RESTATED LOAN AGREEMENT

THIS SIXTH MENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is entered into as of October 18, 2010 by and among  (i) UNION BANK, N.A., formerly known as Union Bank of California, N.A. (“Union Bank” or “Agent”), for itself, as Lender, and as Agent for Westamerica Bank (“Westamerica”), successor in interest to County Bank, a California banking corporation, and California Bank & Trust, a California banking corporation (“California Bank & Trust”) (Union Bank, Westamerica and California Bank & Trust collectively referred to as the “Lenders” and Westamerica and California Bank & Trust collectively referred to as the “Other Lenders”), and (ii) REDWOOD MORTGAGE INVESTORS VIII, a California limited partnership (“Borrower”).  The Borrower and the Lenders are hereinafter collectively referred as the “Parties” and individually as a “Party”.  This Agreement is entered into in consideration of and with reference to the facts set forth in paragraphs A through K below (collectively, the “Recitals”).

RECITALS

A. Agent, Lenders and Borrower are parties to that certain Fifth Amended and Restated Loan Agreement (the “Fifth Amended  Loan Agreement”) dated as of September 23, 2008, pursuant to which Lenders agreed to extend to Borrower a revolving credit facility in the aggregate stated amount of Eighty-Five Million Dollars ($85,000,000.00).

B. In connection with the Fifth Amended Loan Agreement, Borrower executed (i) that certain Commercial Promissory Note dated September 23, 2008 in the original maximum principal amount of Thirty-Five Million Dollars ($35,000,000.00), payable to the order of Union Bank, evidencing a revolving loan to Borrower (as amended from time to time, the “Union Bank Note”); (ii) that certain Commercial Promissory Note dated September 23, 2008 in the original maximum principal amount of Twenty-Five Million Dollars ($25,000,000,00), payable to the order of CBT, evidencing a revolving loan to Borrower (as amended from time to time, the “CBT Note”); and (iii) that certain Promissory Note dated September 23, 2008 in the original maximum principal amount of Twenty-Five Million Dollars ($25,000,000.00), payable to the order of County Bank, evidencing a revolving loan to Borrower, which note is currently held by Westamerica (as amended from time to time, the “Westamerica Note”).  The Bank Note, CBT Note and Westamerica Note are collectively referred to as the “Existing Notes”.

C. The loan evidenced by the Existing Notes is referred to in the Fifth Amended Loan Agreement as the “Revolving Loan.”

D. To secure Borrower’s obligations (the “Secured Obligations”) under the Fifth Amended Loan Agreement and the “Loan Documents” as defined therein, Borrower granted to Bank, for itself, as Lender, and as Agent for the Other Lenders, a security interest in certain mortgage loan receivables of Borrower ( defined therein as the “Collateral”, herein the “Existing Collateral”) pursuant to that certain Amended and Restated Security Agreement dated September 23, 2008, executed by Borrower in favor of Bank (as amended from time to time, “Existing Security Agreement”), which security interest was perfected by that certain UCC-1 financing statement filed on September 24, 2008 as file no. 08-7173200129 with the California

E. Secretary of State and as may be continued from time to time (as amended from time to time, the “UCC-1”) and by Agent’s possession of the Existing Collateral pursuant to a Corporate Custodial Agreement.

F. Borrower is presently in default under the Fifth Amended Loan Agreement, in that Borrower is not in compliance with the Profitability financial covenant set forth in Section 7.9 of the Loan Agreement for the quarter ending September 30, 2009 and is not in compliance with the Minimum Net Income financial covenant set forth in Section 7.10 of the Fifth Amended Loan Agreement for the year ending December 31, 2009 (individually and collectively, the “Existing Event of Default”).

G. Union Bank, for itself, as Lender, and as Agent for the Lenders, Lenders and Borrower have heretofore entered into that certain Forbearance Agreement dated as of December 10, 2009 (as amended from time to time, the “Forbearance Agreement”) relating to the Existing Event of Default.  Agent, Lenders and Borrower also heretofore entered into (i) a Letter Agreement dated as of January 22, 2010 (the “Extension”) extending the Forbearance Period described in paragraph 9 of the Forbearance Agreement (the “Forbearance Period”) until February 19, 2010, (ii) a Letter Agreement dated as of February 17, 2010 (the “Second Extension”) extending the Forbearance Period until March 22, 2010, and (iii) a Letter Agreement dated as of March 19, 2010 (the “Third Extension”) extending the Forbearance Period until May 22, 2010, and (iv) a Letter Agreement dated as of May 26, 2010 (the “Fourth Extension”) extending the Forbearance Period until June 30, 2010, the Maturity Date of the Revolving Loan (the Extension, the First Extension, the Third Extension and the Fourth Extension, collectively, the “Forbearance Extensions”).

H. As of June 30, 2010, the Fifth Loan Agreement was amended by that certain First Loan Modification Agreement dated as of June 30, 2010 (the “First Modification”), and by that certain Second Loan Modification Agreement dated as of September 1, 2010 (the “Second Modification”), and by that certain Third Loan Modification Agreement dated as of September 30, 2010 (the “Third Modification”), which among other things, provided for an extension of the “Maturity Date” as defined therein  for the Revolving Loan to October 18, 2010, and temporary waiver of the Existing Event of Default until such extended Maturity Date.  As of September 1, 2010, the outstanding principal balance under the Existing Notes was Fifty Million Five-Hundred Eighty-Five Thousand Dollars ($50,585,000.00), together with all accruing interest, fees, costs and expenses provided in the Loan Documents. The Fifth Loan Agreement as modified by the First Modification, the Second Modification and the Third Modification (as amended, the “Existing Loan Agreement”).

I. The Existing Loan Agreement, the Existing Notes, the “Loan Documents” as defined in the Existing Loan Agreement, including without limitation the Existing Security Agreement, the Forbearance Agreement, the Forbearance Extensions, together with any other documents executed by or among the parties in connection with the Revolving Loan, and any and all amendments and modifications thereto, are referred to collectively as the “Existing Loan Documents”.

J. In connection with matters relating to the Existing Event of Default, the Forbearance Extensions, and with the formulation, negotiation, preparation, and implementation

K. of the First Modification Agreement, the term sheet on which this Agreement is based, this Agreement and the Security Documents and Loan Documents (as such terms are redefined in this Agreement), the Agent has incurred and expects to continue to incur fees, costs, and expenses, including actual attorneys’ fees and costs and consultant’s fees and costs for which the Borrower is or will be indebted to the Agent pursuant to the Existing Loan Documents and this Agreement, including costs detailed in Section 10.16 (Attorneys’ and Other Fees and Costs; Enforcement Costs) below (all such fees, costs, and expenses, whether incurred prior to, on, or after the Modification Effective Date (as defined below), collectively, the “Lender Expenses”).

L. The Borrower has requested that the Agent and Lenders agree to amend and restate the Existing Loan Documents as provided herein.  Although Agent and Lenders are under no obligation to do so, Borrower, Agent and the Lenders have agreed to enter into this Agreement pursuant to certain terms and conditions, as set forth more completely herein.

M. This Agreement restates in its entirety the Existing Loan Agreement.  Accordingly, the obligations of the Borrower (as defined in the Existing Loan Agreement) under the Existing Loan Agreement are now obligations of the Borrower under this Agreement, and the obligations of Agent and Lenders (as defined in the Existing Loan Agreement) are now obligations of the Agent and Lenders, as applicable (as each term is defined herein), under this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits accruing to the Parties hereunder and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Agent and the Lenders hereby agree as follows:

1.   CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Advance” means a loan requested by Borrower and previously made by Lenders under the Existing Loan Documents, and any future advance of funds by Lenders for unreimbursed Lender Expenses or to otherwise protect the Collateral, as contemplated by the Loan Documents.

“Agent” means Union Bank, N.A., formerly known as Union Bank of California, N.A. in its capacity as agent for the Lenders under this Agreement and any successor in such capacity.

“Agent’s Discretion” shall mean Agent’s sole and absolute discretion, subject however to objection by the Majority Lenders.  Any determination that is subject to the exercise of Agent’s Discretion shall be proposed in writing by Agent to the Lenders, which may be in the form of a Collateral Covenant Certificate (or any back up schedules to such Collateral Covenant Certificate), with a column or note indicating a determination or adjustment made at “Agent’s Discretion,” or other writing. (each an “Agent’s Discretion Request”).  Any Lender may object to any proposed exercise of Agent’s Discretion within three (3) Business Days of receipt of an Agent’s Discretion Request, and the absence of receipt by Agent of a written objection from a Lender within three (3) Business Days after receipt of the Agent’s Discretion Request shall be deemed a consent to the determination contained in the Agent’s Discretion Request. Any Lender objection to an Agent's Discretion Request shall be accompanied by a reasoned alternative proposed determination. Notwithstanding the foregoing, any such Agent's Discretion Request may be presented in a telephonic meeting at which all Lenders are represented, and the absence of an objection by Majority Lenders to such Agent's Discretion Request may be determined by the absence of an objection by Majority Lenders in such a telephonic meeting.

“Agreement” means this Sixth Amended and Restated Loan Agreement, and all exhibits and addenda attached hereto as all of the foregoing may be amended, supplemented, or modified from time to time.

“Anti-Terrorism Laws” means any of the laws, rules, regulations and orders of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the laws, rules, regulations and orders of any Governmental Authority comprising or implementing the Lender Secrecy Act, and the laws and regulations administered by OFAC.

“Appraised Market Value” shall mean the as-is market value determined by an independent third party California Certified General appraiser, acceptable to Agent in Agent’s Discretion, provided in an “Appraised Market Valuation” report with valuation method and value to be acceptable to the Agent in Agent’s Discretion, in all cases to be dated within the 12 months preceding the date of determination.

“Assets” shall mean as of any date, all real and personal property assets of  Borrower as of such date, as set forth in the most recent quarterly financial statements of Borrower required to be delivered by Borrower pursuant to Section 7.3 (Financial and Other reports).

“Assigning Lender” shall have the meaning set forth in Section 11.5 (Amendments; Consents and Waivers for Certain Actions).

“Authorized Officer” shall mean an individual General Partner of Borrower or an individual officer of Borrower’s corporate General Partner expressly authorized by Borrower to sign Collateral Covenant Certificates and other similar compliance certificates required under this Agreement and named in the certification required to be delivered to Agent pursuant to 4.1.1 (h).

“Blocked Person” means:  (i) any Person listed in, or otherwise subject to, the provisions of Executive Order No. 13224 and the annex attached thereto; (ii) any Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224; (iii) any Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) any Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; and (v) any Person who is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrower CB&T Deposit Account”  shall have the meaning as set forth in Section 2.11.4.

“Burwell” shall mean Michael R. Burwell, an individual.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which the Lender is required or permitted to be closed in the State of California.

“California Bank & Trust” shall have the meaning set forth in the preamble hereto.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, membership interests in limited liability companies and any and all warrants or options to purchase any of the foregoing.

“Cash Sweep”  shall have the meaning set forth in Section 2.4.2 (Excess Amortization Payments).

“Closing Date” means the date of this Agreement.

“Collateral” shall mean (i) all property, whether now owned or hereafter acquired by the Borrower, consisting of and evidencing loans and extensions of credit of any kind or nature made or acquired by the Borrower (including Pledged Loans), whether such loans are secured by real property or personal property or unsecured, including all related promissory notes, and other instruments, deeds of trust, mortgages, assignments of rents-and leases, security agreements and other security instruments, guaranties, title insurance policies and tax service contracts (including all such agreements, instruments and documents that evidence or relate to Pledged Loan Collateral), loan arranging agreements, loan servicing agreements (including Loan Servicing Agreements), deposit accounts and the other personal property of the Borrower that is encumbered by the Security Documents, and (ii) all REO subject to a REO Deed of Trust, and (iii) all Pledged Deposit Accounts, and (iv) all property subject to a Pledge Agreement- Membership Interest delivered to Agent pursuant to this Agreement.

“Collateral Covenant Base” shall have the meaning set forth in Section 2.5 (Mandatory Loan Reductions Based on Collateral Covenant).

“Collateral Covenant Certificate” shall have the meaning set forth in Section 2.5 (Mandatory Loan Reductions Based on Collateral Covenant).

“Collateral Covenant Limitation” shall have the meaning set forth in Paragraph 2.5 (Mandatory Loan Reductions Based on Collateral Covenant).

“Collateral Covenant Limitation Payment” shall have the meaning set forth in Section 2.5 (Mandatory Loan Reductions Based on Collateral Covenant).

“Debt” shall mean the following debts, obligations and liabilities of a Person:  (i) all indebtedness for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other debt instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property,

(vi) obligations to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit, surety bond or similar instrument, (vii) indebtedness or obligations of others secured by a lien on any asset of that Person whether or not such indebtedness or obligations are assumed by that Person (to the extent of the value of the asset), (viii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above, (ix) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA, and (x) any other obligation that is characterized as debt in accordance with GAAP.

“Default” shall mean any event or condition which with the lapse of time, the giving of notice or both would constitute an Event of Default.

“Deposit Account Security Agreement”  shall mean individually and collectively the Deposit Account Security Agreement executed and delivered by Borrower with respect to the Pledged Deposit Accounts, and the Deposit Account Security Agreement executed and delivered by RMC with respect to its deposit accounts maintained at Union Bank, N.A, and any other Deposit Account Security Agreement required from any party hereunder, all as the same may be modified, amended or supplemented from time to time.

“Deposit Account Security Agreement-Blocked”  shall mean the Deposit Account Security Agreement - Blocked, executed and delivered by Borrower with respect to the Interest Reserve Account,  as the same may be modified, amended or supplemented from time to time.

“Desk Top Market Value” shall mean a current written desktop valuation prepared by an independent third party California Certified General appraiser or Licensed California Real Estate Broker, provided in a “Desk Top Valuation” report, utilizing a comparable sales methodology, and such appraiser or broker to be acceptable to the Agent in Agent’s Discretion and value to be acceptable to the Agent in Agent’s Discretion, in all cases to be dated within the 12 months preceding the date of determination.

“Distributions Received” shall have the meaning set forth in Section 2.4.2 (Excess Amortization Payments).

“Effective Date” shall mean the date on which all of the conditions set forth in Section 4.1 (Conditions to Establishing Loan) have been satisfied or waived in writing by the Agent.

“Eligible Loan Collateral” shall mean, as of any time the same is to be determined, all Pledged Loans in which the Borrower has a sole ownership interest and the related Pledged Loan Collateral described in the Borrower’s most recent Collateral Covenant Certificate, excluding any Pledged Loan:

(a) As to which the Pledged Loan Borrower or any other person obligated to make payment on or in connection with the Pledged Loan has asserted any claim, defense, setoff or other grounds for nonpayment or reduction of the amount outstanding that has not been resolved.

(b) As to which the Pledged Loan Borrower has become the subject of any bankruptcy proceedings.

(c) As to which the Pledged Loan Collateral includes substantially unimproved land.

(d) As to which any officer, director, shareholder or employee of the Borrower or a General Partner is the Pledged Loan Borrower or any other person obligated to make payment on or in connection with the Pledged Loan.

(e) That is evidenced by a promissory note or other instrument that has not been assigned or endorsed by the Borrower to the order of the Agent with recourse or is not in the Lender’s possession.

(f) As to which the Pledged Loan Borrower or the Pledged Loan Collateral, including the priority of the Borrower’s lien therein or any matters of record or exceptions to coverage in respect of the title insurance policy and endorsements thereto procured by the Borrower therefor, is unacceptable to the Agent for any reason, as determined by the Agent in good faith.

(g) As to which any of the applicable representations and warranties of the Borrower set forth in Article 6 prove false.

“Eligible Senior Mortgage Note Collateral Amount” shall have the meaning as set forth in Section 2.5.1.

“Eligible REO Collateral Amount” shall have the meaning as set forth in Section 2.5.2.

“Eligible Cash Collateral” shall have the meaning set forth in Section 2.5.3.

“Environmental Compliance Agreement” means an Environmental Compliance Agreement in form acceptable to Agent covering all REO and all other real property owned by Borrower or any Wholly Owned Subsidiary, executed and delivered by Borrower and such Wholly Owned Subsidiaries, as may be modified amended or supplemented from time to time.

“Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, in each case as amended or supplemented from time to time, in any way relating to or regulating human health or safety, industrial hygiene or protection of the environment, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., the Hazardous Substance Account Act, California Health and Safety Code § 25300, et seq., the Hazardous Waste Control Law, California Health and Safety Code § 117600, et seq., the Medical Waste Management Act, California Health and Safety Code § 25015, et seq., and the Porter-Cologne Water Quality Control Act, California Water Code § 13000, et seq.

“Event of Default” shall mean any event or condition specified as such in Section 9.1 (Events of Default).

“Executive Order No. 13224” means that certain Executive Order No. 13224, effective September 24, 2001.

“Excess Amortization Payment” shall have the meaning as set forth in Section 2.4.2.

“Exempt Deposit Account” shall mean a deposit account owned by a Wholly Owned Subsidiary, in which the grant of a security interest to Agent for the benefit of Lenders would violate the terms and conditions of an existing first deed of trust encumbering real property owned by such Wholly Owned Subsidiary, and thereby constitute a potential event of default thereunder, as reasonably determined by Agent from time to time.  On the Closing Date Exempt Deposit Accounts include deposit accounts of Grand Villa Glendale, LLC, and SF Dore, LLC.

“Existing Loan Agreement” shall have the meaning set forth in Recital A.

“Existing Note” shall have the meaning set forth in the Recitals.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Agent on such day on such transactions as determined by Agent.

“GAAP” shall mean generally accepted accounting principles in the United States of America set forth in the Financial Accounting Standards Board Accounting Standards Codification (ASC) as in effect at the time of application.

“General Partners” shall have the meaning set forth in Section 5.2 (General Partners and their Organization).
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government.

“Guarantors” shall mean, jointly and severally, individually and collectively, Burwell, RMC, and Gymno, and any other Person who may become a guarantor of the Loan and other Obligations hereunder.

“Guaranty”  shall mean that certain Continuing Guaranty as of even date herewith, of among other things, payment and performance in full principal amount of the Loan and all accrued unpaid interest on the Loan, and all other Obligations of Borrower under this Agreement, executed and delivered by each Guarantor in favor of Agent for the benefit of Lenders,  as the same may be modified, amended or supplemented from time to time.

“Gymno” shall mean Gymno Corporation, a California corporation.

“Hazardous Substances” shall mean any substance or material that is described, designated or regulated as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws.

“Interest rate” shall have the meaning as set forth in Section 2.3 (Interest).

“Interest Reserve Account” shall have the meaning as set forth in Section 7.13.1.

“Lender” or “Lenders” means Agent and the other Persons signatory hereto under the heading “Other Lenders” on the signature page of this Agreement, together with their successors and permitted assigns pursuant to this Agreement.

“Lender Expenses” shall have the meaning set forth in the Recitals.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” shall have the meaning set forth in Section 2.1 (Loan).

“Loan Commitment” means, as to any Lender, its Loan Commitment as set forth in Section 2.1 (The Loan).

“Loan Account” shall have the meaning set forth in Section 0 (Loan Account).

“Loan Documents” shall mean this Agreement, the Note, the Security Documents, the Guaranty and all other documents, certificates, instruments and agreements heretofore, now or hereafter executed and delivered by the Borrower in connection herewith or otherwise evidencing or securing repayment of the Loan and other Obligations hereunder, in each case as the same may be modified, amended or supplemented from time to time.

“Loan Servicing Agreement” shall mean, relative to any Pledged Loan or other loan that is or becomes Collateral, the written agreement between the Borrower and RMC, as the same may be modified, amended or supplemented from time to time.

“Major Loan Payoff Proceeds” shall have the meaning set forth in Section 2.4.2 (Excess Amortization Payments).

“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate Loan Commitments.

“Material Adverse Effect” shall mean, relative to any event or occurrence of whatever nature, a material adverse effect on (i) the collective business, assets, operations, financial condition or prospects of the Borrower or any General Partner, (ii) the ability of the Borrower or any General Partner to perform any of the Obligations or to avoid any Event of Default or Default under any of the Loan Documents or (iii) the Agent’s or any Lender’s rights and remedies under any Loan Documents, including the validity or prospective enforcement of any such rights and remedies.

“Maturity Date” shall mean June 30, 2012.

“Maximum Loan Amount “ shall have the meaning as set forth in Section 2.1.

“Minimum Monthly Amortization Payment” shall have the meaning as set forth in Section 2.4.1 (Minimum Monthly Amortization).

“Net Sales or Refi Proceeds” shall have the meaning set forth in Section 2.4.2 (Excess Amortization Payments).

“Net Worth “ shall mean, as of the date of any determination, Borrower’s Assets less Borrower’s Total Liabilities.

“Note” shall mean, collectively, the promissory notes described in Section 2.1 (The Loan), as the same may be modified, amended and supplemented from time to time.

“Notice of Collateral Assignment of Deed of Trust” shall mean a Notice of Collateral Assignment of Deed of Trust in substantially the form attached hereto as Exhibit A attached hereto and made a part hereof by this reference.

“Obligations” shall mean all debts, liabilities, obligations, covenants and duties of the Borrower to the Agent or Lenders of any kind or nature arising from or in any way related to the Loan and the Loan Documents, whether absolute or contingent, direct or indirect, express or implied or now existing or hereafter arising.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224 and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism, as amended (USA Patriot Act of 2001).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Assignee” means any bank (foreign or domestic), savings and loan institution or finance company which has a net worth of at least $100,000,000, any mutual fund, insurance company or pension fund regularly engaged in lending transactions or any other

Person consented to by Borrower (which consent shall not be withheld unless, with respect to any of the foregoing Persons, Borrower establishes to the reasonable satisfaction of Agent prior to the assignment of any Loan Commitment by any Lender to such Person that such proposed assignee has a significant banking relationship with or investment in, or is, a direct competitor of Borrower).

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or organization, including any Governmental Authority.

“Pledge Agreement - Membership Interests”  shall mean, individually and collectively, a Pledge Agreement -Membership Interests executed and delivered by (i) each of the Persons, and (ii) encumbering each of the Capital Stock of the Subsidiaries, all  as scheduled and identified in Exhibit B, attached hereto and made a part hereof by this reference, as the same may be modified, amended or supplemented from time to time.

“Pledged Deposit Accounts” shall mean all deposit accounts owned by Borrower or Wholly Owned Subsidiaries (other than the RMC Wells Fargo Deposit Account, Exempt Deposit Accounts, and the Investor Distribution Account number ending in 2566) which are required at all times to be subject to a first priority lien under the Security Documents in favor of Agent for the benefit of Lenders.

“Pledged Loan” shall mean a loan made by the Borrower to a third party that is Collateral and as to which the promissory note, and other instruments, deed of trust, mortgage, assignment of rents and leases, security agreements, guaranties, letters of credit, subordination agreements, loan agreements and Loan Servicing Agreement that evidence or are directly related to the loan are in the possession of the Borrower or its agent or bailee.

“Pledged Loan Borrower” shall mean the borrower or borrowers in respect of a relevant Pledged Loan.

“Pledged Loan Collateral” shall mean all of the real property or personal property collateral that secures the obligations of a Pledged Loan Borrower to the Borrower in respect of a Pledged Loan.

“Prime Rate” means at any time the same is to be determined or applied, the “Prime Rate” of Union Bank, N.A.  as announced by Union Bank, N.A. from time to time.

“REO” shall mean real property including land, improvements and all appurtenant easements and other rights and related tangible and intangible personal property, acquired by Borrower or any of its Subsidiaries by foreclosure, deed in lieu or other transfer pursuant to any Pledged Loan Collateral, whether acquired on, prior to or after the Closing Date.

“REO Deed of Trust” shall mean, individually and collectively, a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed and delivered by (i) each of the Persons, and (ii) encumbering each of the REO properties, all as scheduled and identified in Exhibit C, attached hereto and made a part hereof by this reference, as the same may be modified, amended or supplemented from time to time.

“REO Lender Title Policy” shall mean, individually and collectively, such term as defined in Section 4.1.2.

“RMC” shall mean Redwood Mortgage Corp., a California corporation.

“RMC CB&T Deposit Account” shall have the meaning as set forth in Section 2.11.5.

“RMC Wells Fargo Deposit Account”  shall have the meaning as set forth in Section 2.11.5.

“Security Agreement”  shall mean a Security Agreement in form acceptable to Agent to be provided by Wholly Owned Subsidiaries in conjunction with any REO Deed of Trust otherwise required to be provided by such entity under this Agreement.

“Security Documents” shall mean, without limitation, (i) that certain Second Amended and Restated Security Agreement of even date herewith by the Borrower in favor of Agent for the benefit of Lenders, and all other instruments and documents referenced therein which evidence a lien or security interest in favor of the Agent for the benefit of Lenders to secure the Loan and other Obligations, in personal property now owned or hereafter owned or acquired by the Borrower and the proceeds thereof, assignments of the Borrower’s beneficial interest in the Pledged Loans and the related Pledged Loan Collateral to the Lender, together with any and all related instruments, certificates, financing statements, filings, notices and other documents, in each case as the same may be modified, amended or supplemented from time to time, (ii) all REO Deeds of Trust and Security Agreements, and (iii) all  Pledge Agreement - Membership Interests (iv) all Deposit Account Security Agreements, (v) the Deposit Account Security Agreement - Blocked, (v) the Environmental Compliance Agreement, and (vii) all other security documents required to be delivered to Agent by Borrower or other non-Borrower parties pursuant to this Agreement as security for repayment of the Loan and the Obligations, all as modified, amended or supplemented from time to time.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than twenty-five percent (25%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person; or with respect to which any such Person has the right to vote or designate the vote of 25% or more of such Capital Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than twenty-five percent (25%) or of which any such Person is a general partner or manager may exercise the powers of a general partner or manager.

“Total Liabilities” shall mean all Debt and other liabilities of Borrower as set forth in the most recent quarterly financial statements of Borrower required to be delivered by Borrower pursuant to Section 7.3 (Financial and Other reports).

“UCC” means the Uniform Commercial Code as in effect in the State of California, as the same may be amended from time to time.

“Westamerica Bank” shall have the meaning set forth in the preamble hereto.

“Wholly Owned Subsidiary” means a Subsidiary as to which Borrower owns and controls 100% of the Capital Stock of such Subsidiary.

2.   THE CREDIT FACILITY.

2.1 The Loan.  Subject to the terms and conditions of this Agreement, the Lenders agree to establish and maintain a credit facility (the “Loan”) established from $50,585,000.00 of the principal balance of the Revolving Loan outstanding under the Existing Loan Agreement and evidenced by the Existing Note commencing on the Effective Date until the Maturity Date in an aggregate principal amount not to exceed at any time the Maximum Loan Amount in accordance with this Article 2, as the Maximum Loan Amount is determined and computed from time to time (the “Maximum Loan Amount”).  All unpaid principal, accrued interest and other amounts outstanding on the Loan shall be due and payable on the Maturity Date.  The Loan shall not revolve and Lenders shall have no obligation to make any new or revolving Advances to Borrower under the Loan and each repayment of principal of the Loan shall permanently reduce the Loan, the Loan Commitments (on a pro rata basis) and the Maximum Loan Amount in a like amount.

LENDER	LOAN COMMITMENT	PERCENTAGE
Union Bank, N.A.	$20,829,117.38	41.176470%
Westamerica Bank	$14,877,941.31	29.411765%
California Bank & Trust	$14,877,941.31	29.411765%
TOTAL	$50,585,000.00	100%

2.1.1 Borrower’s obligation to repay the Loan Commitment of each Lender under the Loan shall be evidenced by promissory notes payable to each Lender in the respective amount of its Loan Commitment for the account of its applicable lending office (collectively, the “Note”) in the forms attached hereto as Exhibit 2.1.1 attached hereto and made a part hereof by this reference.  The Note shall amend and restate the Existing Notes.

2.1.2 As of August 31, 2010, the outstanding principal balance on the Existing Note was $50,585,000.00.  The Borrower acknowledges and agrees that as of date the Borrower executes and delivers this Agreement, there are no claims, defenses to payment, setoffs or credits as to its obligations respecting the Existing Note or any other Obligations, whether or not asserted by the Borrower.

2.2 Use of Proceeds.  The Borrower shall utilize the Loan proceeds solely:  (i) for making real property secured loans that will become Collateral, (ii) to the extent reasonably required, for the preservation of the Borrower’s lien in Pledged Loan Collateral, including advances to cure defaults on or retire senior liens thereon, and (iii) to the extent reasonably required, for the preservation, maintenance, repair, operation and security of Pledged Loan Collateral, including REO as to which the Borrower has acquired title by foreclosure or deed-in-lieu of foreclosure under Pledged Loan Collateral.

2.3 Interest.  The unpaid principal amount of the Loan shall bear interest from the Closing Date, taking subsequent principal paydowns into account as they occur, until such principal shall become due and payable, at a fluctuating rate per annum equal to the Prime Rate, as it may change from time to time, plus one and one-half percent (1.5%) with a floor of five percent (5.0%) (the “Interest Rate”).  Changes in the Interest Rate shall become effective on the same day on which the Prime Rate changes.  While any Event of Default exists, the unpaid principal of the Loan shall bear interest at an aggregate annual rate equal to the Interest Rate, as it may change from time to time, plus two percent (2.0%).  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days (including the day of disbursement and the day of payment in full).  Accrued interest on the Loan shall be due and payable to Agent, for the account of each Lender, payable on the last Business Day of each month.

2.4 Mandatory Principal Payments and Maximum Loan Amount Reductions.  The Maximum Loan Amount shall be paid down by Borrower and permanently reduced on the Closing Date to an amount not to exceed $50,585,000.00 and will be non-revolving through the Maturity Date.  All repayments of the Loan, whether mandatory or voluntary, shall permanently reduce the Maximum Loan Amount and the Loan may not be reborrowed. Mandatory principal repayments and reductions to the Maximum Loan Amount will be based upon Minimum Monthly Amortization Payments, Excess Amortization Payments and  Collateral Covenant Limitation Payments as described below in this Section 2.4 (Mandatory Principal Payments and Maximum Loan Amount Reductions), and all such payments shall permanently reduce the Maximum Loan Amount:

2.4.1 Minimum Monthly Amortization.  The Loan and Maximum Loan Amount shall be reduced by minimum monthly principal payments due on the last day of each calendar month (each, a “Minimum Monthly Amortization Payment”) in accordance with the schedule set forth below; provided, however, that Minimum Monthly Amortization Payments shall not be required to the extent Agent receives, on or before the last day of the applicable calendar month, an amount equal to the required Minimum Monthly Amortization Payment for such month from Excess Amortization Payments, including Major Loan Proceeds, Distributions Received, a Cash Sweep, a Collateral Covenant Limitation Payment, or a voluntary prepayment or any combination of the foregoing:

As Of:	Monthly Amortization	Maximum Loan Amount
31-Aug-10	$ -	$ 50,585,000
30-Sep-10	$ -	$ 50,585,000
31-Oct-10	$ -	$ 50,585,000
30-Nov-10	$	$ 50,585,000
31-Dec-10	$ 585,000	$ 50,000,000
31-Jan-11	$ 2,500,000	$ 47,500,000
28-Feb-11	$ 2,500,000	$ 45,000,000
31-Mar-11	$ 2,500,000	$ 42,500,000
30-Apr-11	$ 2,500,000	$ 40,000,000
31-May-11	$ 2,500,000	$ 37,500,000
30-Jun-11	$ 2,500,000	$ 35,000,000
31-Jul-11	$ 2,750,000	$ 32,250,000
31-Aug-11	$ 2,750,000	$ 29,500,000
30-Sep-11	$ 2,750,000	$ 26,750,000
31-Oct-11	$ 2,750,000	$ 24,000,000
30-Nov-11	$ 2,750,000	$ 21,250,000
31-Dec-11	$ 2,750,000	$ 18,500,000
31-Jan-12	$ 2,750,000	$ 15,750,000
29-Feb-12	$ 2,750,000	$ 13,000,000
31-Mar-12	$ 2,750,000	$ 10,250,000
30-Apr-12	$ 2,750,000	$ 7,500,000
31-May-12	$ 2,750,000	$ 4,750,000
30-Jun-12	$ 4,750,000	$ -

2.4.2 Excess Amortization Payments.   The Loan and Maximum Loan Amount shall be reduced by the following mandatory principal repayments (each an “Excess Amortization Payment”) to be paid to Agent on behalf of Lenders upon the following circumstances and shall be due at the time specified as follows (all Excess Amortization Payments shall be applied to the next scheduled Minimum Monthly Amortization Payment(s) due) that has not previously been prepaid pursuant to this Section 2.4.2 (Excess Amortization Payments) or under Section 2.6 (Voluntary Prepayments):

(a) A mandatory principal repayment equal to seventy percent (70%) of the net sales proceeds received from the sale or refinance of any REO or other real property owned directly by the Borrower or any Wholly Owned Subsidiary of Borrower whether by sale of all or part of the membership interests or other equity interests in the entity owning such property or sale of such property itself after payment of or provision for all indebtedness secured by or relating to the property and all closing costs, customary commissions, reasonable attorneys’ fees and other selling expenses (including reimbursement of such sums previously paid), escrow and title fees, and prorations or taxes, insurance, rents and other customary prorations (“Net Sales or Refi Proceeds”).  Borrower shall notify Agent and provide a copy of the final escrow closing statement within two (2) days of the receipt and amount of any Net Sales or Refi Proceeds, and payment of 70% thereof shall be due from Borrower from and concurrent with the closing escrow in the case of a sale where Agent is required to partially or fully reconvey an REO Deed of Trust in connection with such REO sale, or  10 days after receipt by  the seller (Borrower or the relevant Wholly-Owned Subsidiary) of such Net Sales or Refi Proceeds in all other cases.

(b) A mandatory principal repayment equal to seventy percent (70%) of the net proceeds received from the pay-off of all Pledged Loans and other loans made by the Borrower in cases in which the loan payoff amount exceeds $5,000,000.00 to be determined based upon aggregate amounts of loan payoffs received by Borrower within the prior 90 day period (“Major Loan Payoff Proceeds”).  Borrower shall notify Agent within two (2) days of the receipt and amount of such Major Loan Payoff Proceeds, and payment of 70% thereof shall be due from Borrower 10 days after receipt of such net proceeds.  Major Loan Payoff Proceeds shall be deemed reduced by any amounts necessary to reimburse Borrower for all reasonable attorneys’ fees and other collection costs incurred to enforce the Pledged Loan and the Pledged Loan Collateral.

(c) A mandatory principal repayment equal to seventy percent (70%) of all cash proceeds distributed to Borrower by non-wholly-owned Subsidiaries of Borrower whether generated from the sale or refinance of any owned real estate of such entity or other capital events (“Distributions Received”), but expressly excluding any distributions derived from such Subsidiaries’ cash flow from operations.  Borrower shall notify Agent within two (2) days of the receipt and amount of any such Distributions Received, and payment of 70% thereof shall be due from Borrower 10 days after receipt of such Distributions Received.

(d) A mandatory principal repayment equal to cash balances in excess of $12,000,000.00 maintained in Pledged Deposit Accounts for more than 60 days, determined by Agent on the basis of the sum of average daily balances held in deposit accounts of Borrower and Subsidiaries maintained with Agent, per month-end statements, plus the amount on deposit in the Borrower CB&T Deposit Account all of which shall be reported to Agent by Borrower in Borrower’s certificate in form reasonably acceptable to Agent (“Monthly Cash Balance Certificate”), along with appropriate back-up as may be necessary to substantiate balances, within ten (10) days of each month-end.  Such excess amount, (the “Cash Sweep”) payment shall be due five (5) days after delivery to Agent of the Monthly Cash Balance Certificate, and reported on the next Collateral Covenant Certificate.

(e) A monthly mandatory principal repayment equal to any Collateral Covenant Limitation Payment determined to be due under Section 2.5 (Mandatory Loan Reductions Based on Collateral Covenant).  Payment shall be due ten (10) days after the date Borrower is required to deliver the Collateral Covenant Certificate to Agent hereunder  which shall indicate the required Collateral Covenant Limitation Payment due, or upon notice by Agent of any Collateral Covenant Limitation Payment  due based on a month-end determination by Agent.

2.5 Mandatory Loan Reductions Based on Collateral Covenant.  Borrower shall on the Closing Date (for the month ending August 31, 2010) and the last day of each month thereafter beginning October 31, 2010 provide a monthly Collateral Covenant Certificate for the prior month end substantially in the form attached hereto as Exhibit 2.5 (“Collateral Covenant Certificate”), and within ten (10) days of the date such certificate is due, shall pay an amount equal to the amount necessary to permanently reduce the principal balance of the Loan, as necessary, to maintain the Maximum Loan Amount at or below an amount equal to the aggregate of the following three (3) allowed collateral amount determinations (“Collateral Covenant Limitation”), which determinations shall be made by Agent as of the last day of the month to which the Collateral Covenant Certificate pertains (each monthly payment, if required, a “Collateral Covenant Limitation Payment”):

2.5.1 Allowed Collateral Amount For Senior Mortgage Note Collateral:  The allowed collateral amount for senior Pledged Loans and senior Pledged Loan Collateral (“Eligible Senior Mortgage Note Collateral Amount”), shall be determined by Agent by first determining the lesser of (a) or (b) below for each Pledged Loan and corresponding Pledged Loan Collateral, then adding the lower of the two amounts for each  Pledged Loan and corresponding Pledged Loan Collateral, and then applying a fifty percent (50%) collateral allowance rate to the aggregate total of the lower amount of (a) or (b) below for each  Pledged Loan and corresponding Pledged Loan Collateral:

(a) the outstanding aggregate unpaid Pledged Loan balances, as of the date of determination (which shall include the combined loan balances of both the senior and the junior Pledged Loans where the notes evidencing both the senior and junior Pledged Loans are secured by a first priority deed of trust and a second priority deed of trust respectively, name Borrower or order as payee, encumber the same property, and there are no intervening monetary liens, options or other rights to the property (subject to reasonable consent by Agent)); or,

(b) one hundred percent (100%) of the Desk Top Market Value (except for Pledged Loan Collateral where the loan balance exceeds  $2,000,000.00 in which case it shall be one hundred percent (100%) of Appraised Market Value as set forth below) of the property encumbered by the relevant deed of trust constituting the Pledged Loan Collateral  wherein: (i) Borrower has a first deed of trust (or Borrower is the named beneficiary under both the first deed of trust and a second deed of trust and there are no intervening monetary liens, options or other rights to the property (subject to reasonable consent by Agent)) over the real property securing the Pledged Loans, (ii) the promissory notes evidencing the Pledged Loans name Borrower or order as payee, and have been endorsed by Borrower to the order of Agent, (iii) the Agent is in possession of the promissory notes evidencing the Pledged Loans and the endorsements thereto, (iv) the Agent is in possession of a Notice of Collateral Assignment of Deed of Trust for all deeds of trust that secure such Pledged Loans, each fully executed and in recordable form, and (v) there is no pending filing by or against the relevant Pledged Loan Borrower for protection under the U.S. Bankruptcy Code.

Provided that, to be included in either (a) or (b) above, (i) any Pledged Loan and Pledged Loan Collateral must constitute Eligible Loan Collateral, and (ii) any Pledged Loan having a loan balance in excess of $2,000,000.00 (such amount to be the combined Pledged Loan balances where the promissory notes evidencing both the senior and junior Pledged Loans are secured by a first priority deed of trust and a second priority deed of trust respectively, name Borrower or order as payee, encumber the same property, and there are no intervening liens), the Borrower must have provided to Agent (at the Borrower’s expense) an Appraised Market Value of the property encumbered by such deeds of trust.

2.5.2 Allowed Collateral Amount for REO Collateral:  The allowed collateral amount for REO (“Eligible REO Collateral Amount”) shall be determined by Agent by applying a fifty percent (50% ) collateral allowance rate to the total Appraised Market Value of REO (excluding unimproved land) owned by Borrower or its existing or future Wholly Owned Subsidiaries, but only in cases in which (i) Agent is the named beneficiary in a recorded first priority REO Deed of Trust encumbering such REO (subject only to exceptions to title acceptable to Agent in Agent’s Discretion) securing the Loan and Obligations under this Agreement for an amount equal to seventy percent (70%) of the Appraised Market Value of the REO encumbered thereby (“Individual Deed of Trust Secured Obligations Limitation”), and, (ii) for all REO with an Appraised Market Value in excess of $2,500,000.00, the lien of such REO Deed of Trust shall be insured under a REO Lender Title Policy in an amount equal to the Individual Deed of Trust Secured Obligations Limitation.

2.5.3 Eligible Cash Collateral: The allowed collateral amount for Pledged Deposit Accounts (“Eligible Cash Collateral”) shall be determined by Agent in accordance with the Collateral Covenant Certificate, by applying a seventy-five percent (75%) collateral allowance rate to the lesser of: a) the average daily cash balances held in the Pledged Deposit Accounts maintained at Union Bank (excluding its Investor Distribution Account number ending in 2566, the Interest Reserve Account and excluding all Exempt Deposit Accounts) for the month of determination; or, b) the aggregate month-end balances of the foregoing Pledged Deposit Accounts on the date of determination.

2.6 Voluntary Prepayments.  The Borrower may prepay all or any part of the principal outstanding on the Loan at any time without premium or penalty, and any such prepayment shall be applied to the next scheduled Minimum Monthly Amortization Payment that has not previously been prepaid either voluntarily or pursuant to Section 2.4.2 (Excess Amortization Payments) above.

2.7 Payment Method.  All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees on the Loan shall be made to Agent, for the account of Lenders, in United States dollars, in immediately available funds and without set-off or counterclaim.  Any payment which is received by the Agent later than 12:00 noon (California time) shall be deemed to have been received on the immediately succeeding Banking Day.  Agent will promptly thereafter cause to be distributed (a) such payments of principal and interest in like funds to each Lender for the account of its applicable lending office in the proportion that such Lender’s Advances to which the payment applies bears to the total amount of all Lender’s Advances to which the payment applies; and (b) other fees payable to any Lender to be applied in accordance with the terms of this Agreement.  Borrower hereby authorizes Agent, if and to the extent payment is not made when due under this Agreement, to charge from time to time against any deposit account of Borrower or any Wholly Owned Subsidiary with Agent any amount as due.  Whenever any payment to be made under this Agreement shall be stated to be due on a day other than a Business Day, such payments shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest as the case may be.

2.8 Monthly Collateral Reports and Collateral Covenant Certificate.  The Borrower will furnish or cause to be furnished to the Agent on the Closing Date (for the month ending August 31, 2010) and  within thirty (30) days after each month end thereafter beginning October 31, 2010 (for the month ending September 30, 2010), a completed Collateral Covenant Certificate, signed on behalf of the Borrower by Burwell or other Authorized Officer of Borrower setting forth the amount of the Collateral Covenant Base as of the end of such month, and that states, among other things, that either no Default or Event of Default exists hereunder as of the date of such Collateral Covenant Certificate, or if such Default or Event of Default exists, the nature thereof, together with the back-up schedules that shall include the following information, all certified as true and correct to Agent:

2.8.1 detailed loan by loan information on all Pledged Loans and Pledged Loan Collateral including but not limited to:  loan amount, position of lien, amount of all senior liens; maturity; rate and term; appraised value of pledged loan collateral and date of most recent Appraisal and the loan-to-value ratio thereof;

2.8.2 an aging report of all Pledged Loans and Pledged Loan Collateral showing date and amount of last payment of interest and/or principal, days delinquency and status of any legal or foreclosure or other enforcement proceedings; and

2.8.3 detailed information for all REO and other real estate owned by the Borrower and its Wholly Owned Subsidiaries and non-Wholly-Owned Subsidiaries and other Subsidiaries, including date of foreclosure, deed-in-lieu or other acquisition, appraised value; date of appraisal; net operating income from rent rolls, detailed description of any senior or junior liens, ongoing property tax and homeowner’s association or common area liabilities, and description of any construction or planned construction and projected costs thereof, and all other information as requested by Agent, all in form and substance satisfactory to Agent.

2.9 Certain Pledged Deposit Account and other Reports.  The Borrower will furnish or cause to be furnished to the Agent promptly after each month end, the information on the balances held in all Union Bank, N.A. deposit accounts including Pledged Deposit Accounts and Exempt Deposit Accounts, and in the RMC CB&T Deposit Account and the RMC Wells Fargo Deposit Account as required under Section 2.11.5, all in detail required under the Collateral Covenant Certificate.

2.10 Loan Account.  The Agent shall maintain a loan account (the “Loan Account”) on its books to record: (i) the Loan (which is comprised of Advances previously made by Lenders under the Existing Loan Documents and any other Advances authorized hereunder), (ii) all payments made by the Borrower and (iii) all other debits and credits as provided in this Agreement with respect to the Loan or any other Obligations.  All entries in the Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on the Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Agent by the Borrower, provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s duty to pay the Obligations.  The Agent shall render to the Borrower a monthly accounting of transactions with respect to the Loan setting forth the balance of the Loan Account.  Unless the Borrower notifies the Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within a reasonable time after the date thereof, each and every such accounting shall be deemed final, binding and conclusive on the Borrower (absent manifest error) in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed disputed by the Borrower.

2.11 Collateral.  The Loan and other Obligations of Borrower shall be secured by a first priority lien and security interest in favor of Agent for the benefit of Lenders in the Collateral consisting of all domestic real and personal property assets of the Borrower and its Subsidiaries under documentation satisfactory to Agent in its sole discretion, including, without limitation:

2.11.1 a first priority, perfected security interest in all pledged loans and pledged loan collateral (whether the Borrower has a 1st, 2nd or 3rd Trust Deed), including, at Agent’s discretion, a Notice of Collateral Assignment of Deed of Trust for all Pledged Loan Collateral to be recorded in the applicable real property records at Agent’s sole discretion;

2.11.2 a first priority, perfected security interest in all securities owned by Borrower and its Wholly Owned Subsidiaries, pursuant to a fully executed Pledge Agreement - Membership Interests in the case of entities that are limited liability companies and otherwise pursuant to documentation satisfactory to Agent, including without limitation all membership interests and stock interests and other Capital Stock interests of all existing and future Wholly Owned Subsidiaries and Subsidiaries which are not Wholly-Owned Subsidiaries of Borrower, and other investment property of Borrower, and all Wholly Owned Subsidiaries of Borrower that are limited liability companies shall opt in to Article 8 of the Uniform Commercial Code, such that such membership interests shall be evidenced by certificates delivered to and held by Agent; provided, however, that Borrower shall not be required to provide such security interest in securities to the extent that Borrower provides evidence acceptable to Agent that such grant would violate the terms of any existing first deeds of trust then encumbering assets owned by the entity in which such securities are constituent ownership interests;  In furtherance of the foregoing, Borrower shall provide to Agent within thirty (30) days of acquiring any Capital Stock interests in Wholly Owned Subsidiaries and Subsidiaries which are not Wholly-Owned Subsidiaries of Borrower, the following: (i) a description of  such Wholly Owned Subsidiaries and/or other Subsidiaries and an update of Exhibit 5.16 to this Agreement showing such entity, (ii) copies of the organizational documents and operating agreements for such Wholly Owned Subsidiaries and/or other Subsidiaries conforming to the requirements of this Section 2.11.2 , (iii) a fully executed Pledge Agreement - Membership Interests relating to the Capital Stock of such entity, and (iv) a fully executed Deposit Account Security Agreement relating to deposit accounts owned by any Wholly Owned Subsidiary.

2.11.3 a first priority (and at Agent's Discretion, a junior priority)  REO Deed of Trust on all unencumbered (and at Agent's Discretion, encumbered) REO and other real property (and personal property located on or used in connection with such real property) owned by Borrower or any of its Wholly Owned Subsidiaries (in which case such REO Deed of Trust shall contain appropriate surety waivers), each such REO Deed of Trust encumbering REO with an Appraised Market Value of over $2,500,000 to be insured by a REO Lender Title Policy.  Within ninety (90) days of the Borrower or any one of its existing or future Wholly Owned Subsidiaries acquiring a real property through foreclosure, deed-in-lieu, or otherwise, during the term of the Loan, Borrower shall provide an REO Deed of Trust encumbering such real property (and personal property located on or used in connection  with such real property), the lien of which to be insured by a REO Lender Title Policy for REO with an Appraised Market Value of over $2,500,000.  All REO shall be subject to Agent’s review of preliminary title reports and acceptable environmental reports, to be determined by Agent at Agent’s Discretion, including without limitation, Phase I site assessment, Phase II site assessment, transaction screening and Flood Zone Certification, all of which shall be subject to Agent’s approval pursuant to Agent’s Discretion.  Concurrent with providing any REO Deed of Trust from a Wholly Owned Subsidiary, Borrower shall also provide a Security Agreement and an Environmental Compliance Agreement from such entity relating to the REO.  Provided that no Default or Event of default is then existing and continuing, any such REO Deed of Trust shall be released in exchange for payment to Agent of 70% of any Net Sales or Refi Proceeds relating thereto, to be applied as otherwise set forth in Section 2.4.2 (Excess Amortization Payments).  The foregoing shall not preclude or interfere with Borrower or its Wholly Owned Subsidiaries arranging for acquisition of REO subject to a pre-existing first deed of trust;

2.11.4 a first priority perfected security interest pursuant to a Deposit Account Security Agreement ( and a Deposit Account Security Agreement-Blocked in the case of the Interest Reserve Account) in all Pledged Deposit Accounts of Borrower and its Wholly Owned Subsidiaries maintained with Union Bank, N.A.; aggregate funds in Exempt Deposit Accounts of any one Wholly Owned Subsidiary shall not at any time exceed $200,000, and any excess shall within three (3) Business Days be transferred to a Pledged Deposit Account; all deposit accounts of Borrower and its Wholly Owned Subsidiaries, without exception, shall be maintained at Union Bank, N.A., except up to a maximum amount of $1,000,000.00 may be held in a deposit account at California Bank & Trust (“Borrower CB&T Deposit Account”), provided that such account is at all times subject to a first priority perfected security interest in favor of Agent as security for the Loan and the other Obligations under this Agreement;

2.11.5 a first priority perfected security interest pursuant to Deposit Account Security Agreement (and control agreement for accounts maintained at depositories other than Union Bank, N.A.) in all deposit accounts of Redwood Mortgage Corporation maintained with Union Bank, N.A. and the deposit account maintained with California Bank & Trust, as depository authorized below; all deposit accounts of Redwood Mortgage Corporation, without exception, shall continue to be maintained at Union Bank, N.A., except that (i) a deposit account of up to an amount equal to $1,000,000.00 less the amount held in the Borrower CB&T Account, may be held in a deposit account at California Bank & Trust (“RMC CB&T Deposit Account”), provided that such account is at all times subject to a first priority perfected security interest in favor of Agent as security for the Loan, and provided further  that the combined amounts on deposit in the Borrower CB&T Deposit Account and the RMC CB&T Deposit Account may at

no time exceed $1,000,000.00, and (ii) up to $100,000.00 may be held in a deposit account maintained with Wells Fargo Bank, N.A. (“RMC Wells Fargo Deposit Account”).  The amount on deposit in the RMC Wells Fargo Deposit Account may be increased to an amount not to exceed $300,000.00 immediately upon the Maximum Loan Amount having been permanently reduced to $30,000,000.00.  Redwood Mortgage Corporation shall deliver information on the balances held in the RMC CB&T Deposit Account and the RMC Wells Fargo Deposit Account to Agent at each month end and from time to time upon Agent’s request.

2.12 Non-Receipt of Funds by Agent.  Unless Agent shall have received notice from a Lender prior to the date on which such Lender is to provide funds to the Agent for an Advance to be made by such Lender that such Lender will not make available to Agent such funds, Agent may assume that such Lender has made such funds available to Agent on the date of such Advance in accordance with the terms of this Agreement and Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent such Lender shall not have so made such funds available to Agent, such Lender agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the Federal Funds Rate for the correction of errors among Lenders for three (3) Business Days and thereafter at the Prime Rate.  If such Lender shall repay to Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance for purposes of this Agreement.  If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to Agent with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent at the rate of interest applicable at the time to such proposed Advance.

3.   FEES, EXPENSES AND DEPOSITS.

3.1 Quarterly Facility Fee.  The Borrower agrees to pay to Agent for the account of Lenders a Quarterly Facility Fee (“Quarterly Facility Fee”) at the rate of one half of one percent (0.50%) per annum (i.e., 0.125% per calendar quarter) on the Maximum Loan Amount, as may be permanently reduced from time to time, to be calculated and paid on a quarterly basis, and to be paid on the Closing Date (for the quarter beginning October 1, 2010), provided that Borrower shall be entitled to a credit of $30,000.00 (the amount of the forbearance fee paid by Borrower in connection with the Fourth Extension) against the Quarterly Facility Fee payment for the fourth quarter 2010 due on October 1, 2010, and in advance on the first day of each calendar quarter thereafter.  The Quarterly Facility Fee shall be paid to each Lender by Agent upon Agent’s receipt from Borrower on a pro-rata basis, and shall be fully earned and non-refundable when paid by Borrower.

3.2 Collateral Agent Fee.  The Borrower agrees to pay to the Agent a Quarterly Collateral Agent Fee (“Quarterly Collateral Agent Fee”) at the rate of (0.15%) per annum (i.e., 0.0375% per calendar quarter) on the Maximum Loan Amount, as may be permanently reduced from time to time, to be calculated and paid on a quarterly basis beginning on the Closing Date (for the quarter beginning October 1, 2010), and in advance on the first day of each calendar quarter thereafter.  The Quarterly Collateral Agent Fee shall be paid solely to Union Bank, N.A. as Agent, and shall be fully earned and non-refundable when paid by Borrower.

3.3 Reimbursement Costs.  The Borrower agrees to reimburse the Agent and the Lenders for Lender Expenses and any other fees and expenses they incur in the negotiation, documentation or closing of this Agreement and any agreement or instrument required by this Agreement, including all recording fees, filing fees and the Agent’s and Lender’s reasonable attorneys’ fees and costs.

3.3.1 The Borrower agrees that the Agent or the Agent’s independent auditors, or, at the Agent’s request, the Lenders’ auditors, may undertake audits of the Collateral as to which the Borrower shall provide full cooperation.  Such audits shall be undertaken annually, provided that if a Default or Event of Default has occurred and is continuing or the results of the preceding audit were not satisfactory, such audits may be undertaken more frequently in the Agent’s good faith discretion.  The Borrower further agrees to reimburse the Agent or Lenders, as applicable, for the cost of such Collateral audits up to a maximum amount of $10,000 per annum.

3.4 Required Deposits.  The Borrower agrees that until the Loan Commitment expires and the Loan and all other Obligations under this Agreement are repaid in full, and except as specifically provided in this Agreement, the Borrower shall (i) maintain all of its deposit accounts with Union Bank, N.A., and (ii) will cause RMC to maintain all of its respective deposit accounts with Union Bank, N.A., subject at all times to a first and prior lien in favor of Agent for the benefit of Lenders pursuant to Deposit Pledge Agreements or Deposit Pledge Agreements- Blocked as required hereunder.

4.   CONDITIONS PRECEDENT.

4.1 Conditions to Loan.  The obligation of the Lender to amend and restate the Existing Loan and thereby establish the Loan shall become effective only upon satisfaction of each of the following conditions precedent on or before October 18, 2010 unless the Agent shall otherwise agree in writing:

4.1.1 The Agent shall have received each of the following:

(a) A counterpart original of this Agreement, duly executed by the Borrower and each Lender.

(b) The other Loan Documents required by the Agent for the Loan, duly executed by the Borrower or non-Borrower accommodation party, as required, including without limitation, the Deed of Trust, the Pledge Agreement - Membership Interests, the Second Amended and Restated Security Agreement, the Environmental Compliance Agreement, the Guaranty, the Deposit Account Security Agreement, the Deposit Account Security Agreement-Blocked, the Notice of Collateral Assignment of Deed of Trust).

(c) The following, all subject to Agent's approval pursuant to Agent’s Discretion: (i) a Phase I site assessment report or, at Agent’s Discretion, Phase II site assessments, transactional screens, or other environmental reports as may be requested, for all

REO subject to any REO Deed of Trust; (ii) evidence acceptable to Agent of property and casualty insurance (including flood insurance where applicable) and general liability insurance relating to each REO property with lender loss payee endorsements, and additional insured endorsements in favor of Agent for Lenders in the case of all REO encumbered with an REO Deed of Trust in favor of Agent; and (iii) Flood Zone Certifications.

(d) All of the Pledged Loans and Pledged Loan Collateral included in the Collateral shall be duly endorsed or assigned (as applicable) to Agent, for the benefit of Lenders, and delivered to Agent’s designated offices.

(e) A copy of the Borrower’s (i) partnership agreement and all amendments thereto certified by Burwell and (ii) Certificate of Limited Partnership, together with copies of any amendments thereto, certified by the California Secretary of State as having been filed in such office.

(f) Copies of the articles of incorporation and all amendments thereto, certified as of a recent date by the California Secretary of State, and the bylaws and all amendments thereto certified by the corporate secretary of each of the corporate General Partners.

(g) A true, complete and correct copy of the certificates, resolutions or other evidence satisfactory to the Lender of necessary actions taken by the Borrower and the corporate General Partners authorizing the execution, delivery and performance of this Agreement and, as applicable, the other Loan Documents.

(h) A certification by the Borrower of the name and signature of each individual  Authorized Officer authorized to sign the Loan Documents and Collateral Covenant  Certificates and other certificates of Borrower required hereunder.

(i) Payment of the Quarterly Facility Fee due October 1, 2010 in the sum of $33,231.25 which is equal to $63,231.25 less $30,000.00 credit for Forbearance Fee paid in connection with the Fourth Extension, provided that if the Closing Date occurs after October 18, 2010, such credit will not be allowed and the Quarterly Facility Fee due October 1, 2010 shall be  $63,231.25 in full regardless of the actual Closing Date.

(j) Payment of the Quarterly Collateral Agent Fee due October 1, 2010 in the sum of $18,969.38.

(k) Payment for all outstanding Lender Expenses.

(l) A true, complete and correct copy of the Loan Servicing Agreement in the form of Exhibit 6.3-l and Exhibit A thereto in form and substance satisfactory to the Agent, duly executed by the Borrower and RMC.

(m) Agent shall have reviewed, to its satisfaction the Borrower’s:  (i) monthly cash flow projections for calendar 2010 and 2011; (ii) receipt of either an Appraised Market Valuation or a Desk Top Valuation, as applicable, on all real estate included in the Eligible Senior Mortgage Note Collateral Amount or Eligible REO Collateral Amount (except that no Appraised Market Valuation shall be required if a Desk Top Market Valuation is permissible under Section 2.5.1(b) above, and (iii) to the extent in Borrower’s possession or control and only as such information becomes available to Borrower, detail of expenses Borrower has indicated in cash flow statements submitted to Agent that are required to maintain and improve REO and other real property owned by Borrower and Wholly Owned Subsidiaries.

4.1.2 Each REO Deed of Trust required to be delivered hereunder shall have been properly recorded in the official records of county where the real property encumbered thereby is located, and, where required hereunder, insured by an ALTA Lender’s Extended Loan Policy 2006 issued by First American Title Insurance Company to Agent for the benefit of Lenders with such endorsements as Agent shall require, in an insured amount equal to 70% of  the Appraised Market Value of the encumbered Property, and subject only to such exceptions as Agent shall approve in its reasonable discretion (each, a “REO Lender Title Policy”).

4.1.3 All of the representations and warranties of the Borrower set forth in Articles V and VI and elsewhere in the Loan Documents shall be true and correct.

5. GENERAL REPRESENTATIONS AND WARRANTIES.

To induce the Agent and Lenders to enter into this Agreement, the Borrower represents and warrants to Agent and each Lender as follows:

5.1 Organization of Borrower.  The Borrower is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of California and duly qualified and in good standing in each other jurisdiction wherein the conduct of its businesses or the ownership of its properties requires such qualification, except for those jurisdictions in which the failure to be qualified and in good standing would not result in a Material Adverse Effect, and has the requisite power and authority to own and manage its properties and to carry on its businesses.

5.2 General Partners and their Organization.  The general partners of Borrower are Burwell, Gymno and RMC (collectively, the “General Partners”).  Each of Gymno and RMC is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and duly qualified and in good standing in each other jurisdiction wherein the conduct of its businesses or the ownership of its properties requires such qualification, except for those jurisdictions in which the failure to be qualified and in good standing would not result in a Material Adverse Effect, and has the requisite power and authority to own and manage its properties and to carry on its businesses.

5.3 Agreement Authorized for Borrower.  The execution, delivery and performance of this Agreement and the other Security Documents by the Borrower and any third party accommodator are within its powers, have been duly authorized by all necessary action and do not contravene (i) its respective partnership agreement or other governing documents, (ii) any law or contractual restriction binding on or affecting the Borrower or any third party accommodator, or (iii) any agreement binding on the Borrower, any third party accommodator, or its property and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Security Documents) upon or with respect to any of their properties.

5.4 Agreement and Guaranty Authorized for General Partners.  The execution, delivery and performance of this Agreement and the Guaranty by the General Partners on behalf of the Borrower are within their respective powers, have been duly authorized by all necessary action and do not contravene (i) its respective articles of incorporation and bylaws, (ii) any law or contractual restriction binding on or affecting such General Partner or (iii) any agreement binding on such General Partner or its property and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Security Documents) upon or with respect to any of its properties.

5.5 No Consent Required.  No consent or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower, or any Guarantor, or any third party accommodator or any of the Loan Documents to be execute and delivered by them.

5.6 Enforceable Obligations.  The Security Documents when delivered hereunder shall each be the legal, valid and binding obligation of the Borrower or third party accommodator, as applicable, enforceable against the Borrower or third part accommodator in accordance with their respective terms, subject only to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally. The Guaranty when delivered hereunder shall be the legal, valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with its respective terms, subject only to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally.

5.7 Financial Information.  All financial and other statements and data submitted by or on behalf of the Borrower and the General Partners to the Agent or the Lenders as of the date hereof are true, complete and correct in all material respects and, taken as a whole, truly reflect the matters set forth therein as of the date thereof.

5.8 Litigation and Contingent Liabilities.  Except as disclosed in Exhibit 5.8, there is no litigation, arbitration, claim or governmental proceeding pending, nor to the knowledge of the Borrower or the General Partners threatened, against the Borrower or any General Partner or any assets of the Borrower or any General Partner or respecting the operations or business of the Borrower or any General Partner, including any franchises, rights, consents, permits, licenses or approvals relating thereto, which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

5.9 Tax Matters.  The Borrower and each General Partner and each Wholly Owned Subsidiary has filed all federal and state income tax returns that are required to be filed and has paid all taxes, interest and assessments due in connection with such returns; and there is no proposed, asserted or assessed tax deficiency against the Borrower or any General Partner or any Wholly Owned Subsidiary, except those being contested in good faith and for which any reserve required by GAAP has been created.

5.10 Adverse Obligations.  Except as disclosed in Exhibit 5.10, neither the Borrower nor any General Partner is a party to any instrument, agreement or indenture or subject to any charter or corporate restriction and has not incurred any commitment, obligation or liability, whether voluntarily or involuntarily or contingent or non-contingent, the observance, performance, enforcement, imposition or execution of which could reasonably be expected to result in a Material Adverse Effect.

5.11 ERISA.  The Borrower is in compliance in all material respects with ERISA to the extent applicable and has received no notice to the contrary from PBGC.

5.12 Margin Stock.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.13 Not an Investment Company.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.14 Trademarks, Licenses and Approvals.  The Borrower possesses all necessary trademarks, service marks, patents, copyrights, licenses, franchises, rights, consents, permits, licenses or approvals that are materially necessary to conduct its business operations, including the mortgage lending business, as now operated without any known conflict with the valid trademarks, service marks, patents, copyrights, licenses, franchises, rights, consents, permits, licenses or approvals of other Persons.  RMC possesses all necessary trademarks, service marks, patents, copyrights, licenses, franchises, rights, consents, permits, licenses or approvals that are materially necessary to conduct its business operations, including the business of arranging and servicing mortgage loans that are the assets of the Borrower, as now operated without any known conflict with the valid trademarks, service marks, patents, copyrights, licenses, franchises, rights, consents, permits, licenses or approvals of other Persons.

5.15 Hazardous Substances and Environmental Laws Compliance.  Except as set forth in Exhibit 5.15:

5.15.1 The Borrower has no knowledge of or reason to believe that, or any duty to investigate whether, any Hazardous Substances have been located, used, manufactured, generated, treated, handled, stored, spilled, disposed of, discharged or released by any Person on, under or about any real property owned, leased or used by the Borrower or constituting Pledged Loan Collateral except in the ordinary course of business and in full compliance with all Environmental Laws.

5.15.2 The Borrower has no knowledge or reason to believe that, or any duty to investigate whether, any Hazardous Substances have been treated, handled, stored, spilled, disposed of or released in connection with any of the Borrower’s business operations, except in the ordinary course of business and in full compliance with all Environmental Laws.

5.15.3 The Borrower has no knowledge of or reason to believe that there is any pending or threatened investigation, assessment, claim, demand, action or proceeding of any kind relating to (i) any alleged or actual Hazardous Substances located under or about any real property owned, leased or used by the Borrower or constituting Pledged Loan Collateral, (ii) the Borrower’s business operations to the extent any Hazardous Substances or compliance with any Environmental Laws is involved, or (iii) any other alleged or actual violation or noncompliance by the Borrower with regard to any Environmental Laws.

5.15.4 The Borrower has obtained and will maintain every right, consent, permit, license, financial responsibility certificate or other approval reasonably believed by the Borrower to be required by any Environmental Laws as a condition to its business operations or in connection with its respective use, development or maintenance of any real property owned, leased or used by the Borrower.

The Borrower has been, is and will remain in full compliance with all Environmental Laws applicable to its business operations and the use, development or maintenance of any real property owned, leased or used by the Borrower.

5.16 No Subsidiaries.  Except as disclosed in Exhibit 5.16, the Borrower has no Wholly Owned Subsidiaries or other Subsidiaries.

5.17 Fictitious Name.  If the Borrower operates under a fictitious name, the Borrower has made all fictitious name filings which may be required in connection with the business conducted under such fictitious name.

5.18 Compliance with Law.  Without derogating from any other representation or warranty contained in this Article V or elsewhere in the Loan Documents, the Borrower is in substantial compliance with all laws, regulations, ordinances and rules applicable to the Borrower and its business, operations, properties and assets, including laws pertaining to occupational safety and employment, other than those laws the failure to comply with which would not have or result in a Material Adverse Effect.

5.19 Reliance.  Neither any written information, certificate, statement, exhibit or report furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the Loan Documents, including in connection with any representation, warranty, covenant, agreement or provision of the Loan Documents, contains any material misstatement of fact or, when taken as a whole, omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

6.   SPECIFIC REPRESENTATIONS AND WARRANTIES REGARDING PLEDGED LOANS.

To induce the Lenders to enter into this Agreement, the Borrower represents and warrants to Agent and Lenders as to each Pledged Loan as follows:

6.1 Binding Obligation.  So long as it constitutes Collateral, each Pledged Loan represents the legal, valid and binding payment obligation of the Pledged Loan Borrower, enforceable in -accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws (whether statutory, regulatory or decisional) now or hereafter in effect relating to creditors’ rights generally and (ii)

the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, whether a proceeding at law or in equity.

6.2 Compliance with Laws.  All requirements of applicable federal, state and local laws, and regulations thereunder, in respect of the Pledged Loan have been complied with at the time the Pledged Loan was originated and so long as it remains Collateral, including laws relating to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, good faith estimates, fair lending, foreign assets and disclosure laws.

6.3 Characteristics of a Pledged Loan.  The Pledged Loan has the following characteristics: (i) the Pledged Loan was originated by the Borrower in the State of California and was arranged and will be serviced by RMC pursuant to a Loan Servicing Agreement in the form of Exhibit 6.3-l, (ii) was fully and properly executed by the parties thereto, (iii) the Pledged Loan Borrower’s obligations are secured by a valid, subsisting and enforceable security interest in favor of the Borrower in the related Pledged Loan Collateral, (iii) at the time it becomes Collateral, the Pledged Loan is in full force and effect in accordance with its terms and contains enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the related Pledged Loan Collateral of the benefits of the security, (vi) at the time it becomes Collateral, the Pledged Loan is free and clear of all security interests, pledges, liens, encumbrances and adverse claims of any kind or character created, suffered or permitted by the Borrower and (vii) the Pledged Loan provides for periodic payments which are principally due and payable on a monthly basis.

6.4 Obligations:  No Impairment.  At the time it becomes Collateral, the Borrower or RMC has fulfilled all obligations on its part to be fulfilled under or in connection with the Pledged Loans.

6.5 No Proceedings.  At the time it becomes Collateral, to the best of the Borrower’s knowledge after using commercially reasonable due diligence, and except as disclosed in Exhibit 6.5, there were no proceedings or investigations pending or threatened before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality asserting the invalidity of the Pledged Loan, (ii) asserting the bankruptcy or insolvency of the Pledged Loan Borrower, (iii) seeking to prevent payment and discharge of the Pledged Loan or (iv) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of the Pledged Loan (“Proceedings”).  To the extent that such Proceedings have been instituted in connection with any Pledged Loan and are continuing, all such Proceedings (with reasonable detail) are set forth in Exhibit 6.5, which shall be updated from time to time at the request of Agent.

6.6 No Modifications.  At the time it becomes Collateral, the terms of the instruments, agreements and other documents evidencing the Pledged Loan and the security interest in the Pledged Loan Collateral and the relevant Loan Servicing Agreement have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded, if necessary to protect the interests of Lenders, and which have been delivered to the Agent.

6.7 No Defenses.  At the time it becomes Collateral, the Pledged Loan and the security interest in the Pledged Loan Collateral are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

6.8 Insurance.  The Pledged Loan Collateral consisting of real property is insured by an insurer qualified to do business in the State of California against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the mortgaged property is located.  All such insurance policies (collectively, the “Insurance Policies”) contain a standard mortgagee clause naming the Borrower, its successors and assigns as mortgagee and all premiums thereon have been paid.  If upon origination of the Pledged Loan, the mortgaged property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect, provided that the Borrower is required to obtain such insurance.  The deed of trust evidencing the security interest in the Pledged Loan Collateral obligates the Pledged Loan Borrower to maintain all such insurance at the Pledged Loan Borrower’s cost and expense and, on the Pledged Loan Borrower’s failure to do so, authorizes the holder of the deed of trust to maintain such insurance at the Pledged Loan Borrower’s cost and expense and to seek reimbursement therefor from the Pledged Loan Borrower.  The Borrower shall deliver copies of ACORD certificates (or equivalent) for all Pledged Loan Collateral real property to Agent on or before the Closing Date

6.9 No Satisfaction of Deed of Trust.  As of the date it becomes Collateral, the deed of trust evidencing the security interest in the Pledged Loan Collateral has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the mortgaged property has not been released from the lien thereof, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

6.10 Validity of Deed of Trust Documents.  As of the date it becomes Collateral, each deed of trust included in Pledged Loan Collateral is a valid, existing and enforceable lien on the Pledged Loan Collateral consisting of real property, including all improvements on the mortgaged property, subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in lender’s title insurance policy delivered to the originator of the Pledged Loan and which do not adversely affect the appraised value of the mortgaged property, (c) other matters to which like property are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the deed of trust or the use, enjoyment, value or marketability of the related mortgaged property and (d) any first priority mortgage or deed of trust.  Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Pledged Loan establishes and creates a valid, existing and enforceable lien on the property described therein, and the Borrower has full right to sell and assign the same to the Agent.

6.11 Title Insurance.  The Borrower’s security interest in the Pledged Loan Collateral consisting of real property is covered by an American Land Title Association lender’s title insurance policy, including all applicable endorsements, insuring the Borrower and its successors and assigns, as to the lien of the deed of trust in the original principal amount of the Pledged Loan against any loss by reason of the invalidity or unenforceability of the lien.  Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the mortgaged property or any interest therein.  No claims have been made under such lender’s title insurance policy, and no prior holder of the related deed of trust, including the Borrower, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy.

6.12 No Defaults.  As of the date it becomes Collateral, and except as disclosed in writing to Agent, there is no default, breach, violation or event of acceleration existing under the documents evidencing the Pledged Loans and no event which, to the best of the Borrower’s knowledge, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Borrower has not waived any default, breach, violation or event of acceleration.

6.13 Origination and Servicing Practices.  The origination and collection practices used by the Borrower and RMC with respect to the Pledged Loan and the Pledged Loan Collateral have been in all respects legal and customary in the mortgage loan origination and servicing business.  Each Pledged Loan expressly permits the holder thereof or of the related note to advance sums for unpaid insurance premiums, property taxes and/or any other payments necessary to protect the value of or the note holders rights in the Pledged Loan Collateral consisting of real property.

6.14 No Damage.  To the best of the Borrower’s knowledge as of the date it becomes Collateral and based on commercially reasonable due diligence, as of the date it becomes Collateral, the Pledged Loan Collateral consisting of real property is free of damage and waste and there is no proceeding pending for the total or partial condemnation thereof.

6.15 Occupancy and Licensing.  To the best of the Borrower’s knowledge, after reasonable inquiry and investigation, any Pledged Loan Collateral consisting of occupied real property is lawfully occupied under applicable law.

6.16 Appraisal.  As of the date it becomes Collateral, the Pledged Loan Collateral consisting of real property has been the subject of an appraisal undertaken by an appraiser who is licensed or qualified as an independent appraiser by state certification or national organization or other qualifications acceptable to the General Partners.  All of the improvements that were included for the purpose of determining the appraised value of the related property at the time of the origination of the Pledged Loan lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroach upon mortgaged property.

7.   AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that unless otherwise approved by the Agent, the Borrower shall comply with the following provisions:

7.1 Performance of Obligations.  The Borrower shall fully and timely perform its obligations and observe, maintain and perform all covenants, terms and conditions of this

Agreement  and the other Security Documents to be performed by Borrower including timely payment of all payment obligations under the Loan and the other Obligations.

7.2 Books and Records.  The Borrower shall keep proper books and records relating to the ownership and operation of its businesses, properties, equipment and facilities, including books of record and account in which true, complete and correct entries shall be timely made of their respective business affairs and transactions.  The Borrower shall permit the Agent, or any representative thereof, annually in accordance with Section 3.3.1, and at other reasonable times and intervals, to visit the offices of the Borrower and to examine all books of accounts, records and reports and other papers of such entity, make copies and extracts thereof.  Such examinations and the making of copies and extracts shall be at the expense of the Borrower.  The rights of the Lenders under this Section 7.2 (Books and Records) are cumulative of the other rights of the Lenders under this Agreement and the Security Documents.

7.3 Financial and Other Reports.  The Borrower will furnish or cause to be furnished to the Agent and Lenders:

7.3.1 As soon as available and in any event within one hundred and ten (110) days after the end of each fiscal year, a copy of the Borrower’s Form 10-K filed with the Securities and Exchange Commission, which shall be certified by Armanino McKenna LLP or other certified public accounting firm acceptable to Agent.

7.3.2 As soon as available and in any event within sixty (60) days after the end of each fiscal quarter excluding the fiscal year end, (i) a copy of the Borrower’s Form 10-Q filed with the Securities and Exchange Commission, and (ii) an updated cash flow report and projection and detailed list of expenses paid by Borrower to preserve, maintain or repair REO owned by Borrower or its Subsidiaries or to preserve Borrower’s lien rights on Pledged Loan Collateral.

7.3.3 As soon as available and in any event within sixty (60) days after the end of each fiscal quarter, a balance sheet and an interim quarterly profit and loss statement of each of the corporate General Partners for the relevant quarter end, all as prepared by such General Partner, on the same basis as the annual reports, except to the extent updated for changes in GAAP.

7.3.4 As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, financial statements of each of the corporate General Partners for the relevant year ended, all as prepared in accordance with GAAP.  All statements required by this Section 7.3.4 shall include appropriate comparisons to the prior year.  Such financial statements shall be audited by Armanino McKenna LLP or another independent certified public accounting firm acceptable to the Agent.

7.3.5 As soon as available and in any event within one hundred twenty (120) days after the end of each calendar year, a balance sheet of Burwell for the relevant year ended, all in form and detail reasonably satisfactory to the Agent.

7.3.6 As soon as available, and in any event within fifteen (15) days of filing, a copy of federal income tax returns or filing extensions therefor and related K-ls of Burwell.

7.3.7 As soon as available, and in any event within fifteen (15) days of filing, a copy of federal income tax returns or filing extensions therefor for Borrower and all Wholly Owned Subsidiaries.

7.3.8 Promptly after the Agent’s request therefor, such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of the General Partners, as the Agent may request from time to time.

7.3.9 Promptly after knowledge thereof shall have come to the attention of any officer of the Borrower, notice of (i) any restatement of, or other material change to, any financial statement of the Borrower or any General Partner previously furnished to the Agent, (ii) default by the Borrower or RMC in the observance or performance of any covenant, term or condition of, or the termination by the Borrower or RMC of, any Loan Servicing Agreement or (iii) the occurrence of any Default or Event of Default.

7.3.10 The reports required under Section 2.8 (Monthly Collateral Reports and Collateral Covenant Certificate).

7.4 Taxes.  The Borrower and each Wholly Owned Subsidiary shall file all federal and state income tax returns which are required to be filed and shall pay and discharge all taxes, assessments, fees and governmental charges upon or against the Borrower or its properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest (and for which appropriate reserves have been established and are being maintained in accordance with GAAP).

7.5 Rights and Facilities to Do Business; Conduct of Business.  The Borrower and the corporate General Partners and the Wholly Owned Subsidiaries shall preserve and maintain their respective existence under California law in good standing and maintain, preserve and protect all of their respective franchises, rights, consents, licenses, permits, approvals and other authority necessary for the conduct of their respective business and maintain their respective qualification to do business and good standing in each jurisdiction wherein the conduct of their respective businesses or the ownership of their respective properties requires such qualification, except for those jurisdictions in which the failure to be qualified and in good standing would not result in a Material Adverse Effect, have the requisite power and authority to own and manage their respective properties, maintain their respective equipment, facilities and other properties in good order and condition, subject to normal wear and tear, and not permit any waste thereof, and conduct their respective business in an orderly manner without voluntary interruption.

7.6 Performance of Other Obligations.  The Borrower and each General Partner shall comply with and timely perform or cause to be timely performed all of the covenants, agreements, terms and conditions to be complied with by the Borrower or such General Partner under all documents, instruments, agreements or indentures as to which the Borrower or such General Partner is a party (including a Loan Servicing Agreement) if noncompliance or nonperformance of any of the foregoing could reasonably be expected to result in a Material Adverse Effect.  Notwithstanding the generality of the foregoing other than in the context of a Loan Servicing Agreement, the Borrower and the General Partners may, at their respective expense, by appropriate legal proceedings initiated and conducted in good faith and with due diligence contest the amount, validity, interpretation or construction of such instruments, contracts or indentures so long as such actions or the result thereof do not otherwise conflict with or breach their respective obligations to the Lenders under the Loan Documents.

7.7 Insurance.  The Borrower, each Wholly Owned Subsidiary and the corporate General Partners shall insure and keep insured with good and responsible insurance companies, all insurable REO and other property they own which is of a character usually insured by companies similarly situated and in amounts usually insured by companies similarly situated and operating like properties; and shall insure such other hazards and risks (including fire, hazard, workers’ compensation, directors’ and officers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by companies similarly situated and conducting similar businesses.  The Borrower shall upon request of the Lender furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 7.7 (Insurance).

7.8 ERISA.  The Borrower and each General Partner shall promptly pay and discharge all of its obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would result in the imposition of a lien against any of its properties or assets, will promptly notify the Agent when it becomes aware of the occurrence of any Reportable Event (as defined in ERISA) which would likely result in the termination by the PBGC of any employee benefit plan covering any officers or employees of the Borrower or the General Partner any benefits of which are, or are required to be, guarantied by PBGC (a “Plan”) or of receipt of any notice from PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor.  The Borrower or a General Partner, as applicable, shall notify the Agent of its intention to terminate any Plan and will not terminate any such Plan, the termination of which will result in a material liability to the Borrower or such General Partner unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any estimated liability to PBGC (as determined by the Plan’s actuaries) resulting from such termination or withdrawal.

7.9 Minimum Partner Capital.  The Borrower shall at all times have partner capital of at least Two Hundred Million Dollars ($200,000,000), as determined under GAAP.

7.10 Other Collateral Documents.  Except for Eligible Loan Collateral, which shall be delivered to Agent for custody in all cases, so long as no Default or Event of Default exists and is continuing, the Borrower may safeguard and hold in trust for the Lenders all guaranties, letters of credit, subordination agreements, loan agreements, loan arranging agreements, Loan Servicing Agreements and other instruments, agreements and documents evidencing the Pledged Loans, Pledged Loan Collateral or other Collateral.  If a Default or Event of Default exists and is continuing, the Borrower shall, promptly following the Lender’s demand therefor, physically deliver to the Agent or its representatives all guaranties, letters of credit, subordination agreements, loan agreements, loan arranging agreements, Loan Servicing Agreements and other instruments, agreements and documents evidencing the Pledged Loans, Pledged Loan Collateral or other Collateral.

7.11 Compliance with Law.  The Borrower and the General Partners shall be in substantial compliance with all laws, regulations, ordinances and rules and licenses, permits and approvals of any Governmental Authority applicable to such person and its respective business operations, properties and assets, including laws pertaining to the arranging, origination, funding and servicing Pledged Loans.

7.12 Maximum Total Liabilities to Net Worth ratio. Borrower shall maintain at all times maximum Total Liabilities to Net Worth ratio of 0.65 to 1.00.

7.13 Quarterly Interest Coverage Ratio.  Borrower shall maintain a quarterly interest coverage ratio ( tested as of each calendar quarter end) defined as the ratio of Net Income Plus Interest, Taxes, Depreciation, Amortization, Provision for loan losses, Losses on real estate sold, and Impairment loss on real estate (“NI Plus”) to Interest Expense (“Int Exp”), to be greater than 1.2: 1:00.

[  --  NI Plus ÷ Int Exp >= 1.20]

7.13.1 Borrower Cure Right; Interest Reserve Account.  Borrower shall have the right to cure a failure of the NI Plus : Int Exp ratio by depositing, within five (5) days of the date of determination of such failure by Agent, an amount of cash determined as set forth below, into a blocked interest reserve account to be held at Union Bank, N.A., in which Agent shall have a first priority perfected security interest as additional security for the Loan (“Interest Reserve Account”) which shall be subject to a fully executed Deposit Security Agreement - Blocked.  If and for so long as Borrower’s amortization of the Maximum Loan Amount is at least 30 days ahead of the schedule (“Amortization Schedule”) required under Section 2.4.1 (Minimum Monthly Amortization) (i.e., in the event the amount of the next Minimum Monthly Amortization Payment is zero), then the amount required to be deposited in the Interest Reserve Account shall be a minimum of an amount equal to six (6) months’ interest due on the Maximum Loan Amount on the date of such determination.  If and for so long as the Borrower is complying with that Amortization Schedule but is not at least 30 days ahead of the Amortization Schedule (i.e., in the event the amount of the next Minimum Monthly Amortization Payment is greater than zero), then the amount required to be deposited in the Interest Reserve Account shall be a minimum of an amount equal to nine (9) months’ interest due on the Maximum Loan Amount on the date of such determination.  Such amount shall be maintained without reduction or application to monthly interest until the next quarterly test date, when such amount will be subject to adjustment, if applicable.  At such time as the NI Plus : Int Exp ratio is satisfied and all required payments of interest and principal hereunder are current and no Default or Event of Default has occurred that is continuing, Agent shall cause the Interest Reserve Account to be terminated and the funds therein to be released to Borrower subject to the replenishment of the Interest Reserve Account, at Borrower’s option, to cure any future failure of the NI Plus : Int Exp ratio.

7.14 REO Covenants.

7.14.1 Insurance.  Borrower shall at all times maintain property and casualty and general liability insurance with respect to REO as required by the terms of the relevant Deed of Trust, and provide proof thereof to Agent satisfactory to Agent;

7.14.2 General Indemnity Re REO.  Borrower will protect, defend, indemnify and hold harmless Agent, Lenders and their respective directors, officers, agents, attorneys and employees (individually and collectively “Indemnitee”) from and against all liabilities, claims, damages, costs and expenses (including, but not limited to, reasonable legal fees and disbursements) arising out of or resulting from (a) any breach of any representation, warranty or covenant made by Borrower in any REO Deed of Trust or other Loan Documents, or connected in any way with the REO; or (b) any act undertaken, or allegedly undertaken, by Agent (except for Agent’s gross negligence or willful misconduct) pursuant to express authorizations for such acts contained in this Agreement or other Loan Documents or relating in any way to the Loan, including, but not limited to, acts of Agent contemplated under hereunder by Agent, (d) the management and operation of the REO by Borrower or its agents or (e) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that the Person has or asserts against Borrower or any officer, director or owner of Borrower and/or the REO and is not due to the gross negligence or willful misconduct of such Indemnitee.  Upon demand by Agent, Borrower will defend any action or proceeding brought against any Indemnitee for matters indemnified hereunder with counsel approved by Agent.  The provisions of this Section 7.14.2 (General Indemnity Re REO) will survive the termination of this Agreement and the repayment of the Loan.

7.14.3 Further Encumbrances.  Except for (a) the title exceptions approved by Agent under any REO Lender Title Policy; (b) encumbrances listed in preliminary title reports approved by Agent in Agent's Discretion, or (c) any other lien expressly approved in writing by Agent, Borrower will not permit any encumbrance or lien affecting the REO encumbered by any REO Deed of Trust, if any, to be made during the term of the Loan and Borrower represents that no such encumbrance or lien is contemplated.

7.14.4 Compliance With Laws Re REO.  Except to the extent that the same may properly be contested in accordance with the Loan Documents, or as otherwise provided under applicable law, Borrower will comply, in all material respects, with (a) all laws, regulations and other requirements from time to time in effect or otherwise applicable to the REO or Borrower; and (b) all material terms, covenants and conditions of all instruments of record affecting the REO, and to use and operate all portions thereof for said purpose, in compliance in all material respects with, and to obtain and maintain in full force and effect, all approvals, consents, permits, licenses and certificates required therefor under, all applicable Federal, state, municipal and other governmental statutes, laws, ordinances, bylaws, rules, regulations and other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, subdivision, land use, adequacy of parking, conservation, wetlands protection, environmental protection, water, occupational health and safety and fire safety, and with all restrictions and easements of any kind affecting the relevant REO in the case of each of the foregoing, noncompliance with which may have a Material Adverse Effect.

7.14.5 Leases, Etc., of REO.  The following shall apply upon and during the continuance of a Default:  (1) Borrower agrees not to enter into any lease, access, use or occupancy arrangements or any amendments thereto with respect to the REO other than (a) as may have been approved in writing by Agent and listed in Exhibit 7.14.5; and (b) usual and customary short-term residential occupancy leases in the ordinary course of business

(collectively, “Approved Leases”), and to assign to Agent for the benefit of Lenders all such leases as additional security for Borrower’s obligations hereunder and under the Note and the Loan Documents; and (2) other than Approved Leases, Borrower agrees to submit to Bank for its prior approval not less than ten (10) Business Days prior to the proposed execution date of such document, each and every lease, lease modification, lease extension, lease guaranty or any other agreement relating to leases including, but not limited to, an explanation of any related work letter for tenant improvements detailing the source of funds therefor.

7.14.6 Compliance with REO Agreements.  Borrower agrees to comply with each and every material term, covenant and condition contained in any Approved Lease, and, to comply in all respects with each and every lease, occupancy agreement or other agreement or instrument to which Borrower is a party relating to the REO or any portion thereof or by which it or the REO or any portion thereof is bound, and to pay, when due, all sums for labor, materials, fixtures or equipment related to construction on the REO, except to the extent contested in accordance with applicable documents including the Loan Documents as applicable.

7.14.7 Notices.  Borrower shall give written notice to Bank as follows:

(a) Within fifteen (15) days after the occurrence of any Event of Default or any Default;

(b) Within fifteen (15) days after receiving notice of any litigation or arbitration proceeding affecting Borrower, and/or the REO and if adversely determined would have a Material Adverse Effect;

(c) Within fifteen (15) days of any breach or non-performance of, or any default under, any contractual obligation of Borrower that has a Material Adverse Effect;

(d) Within fifteen (15) days after receiving notice of any material dispute which may exist between Borrower and any government regulatory body or law enforcement body or which may affect the REO and if adversely determined would have a Material Adverse Effect;

(e) Within fifteen (15) days after Borrower becomes aware of, (a) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower or the REO pursuant to any applicable Environmental Laws, (b) any environmental or similar condition on any real property adjoining or in the vicinity of the REO that could reasonably be anticipated to cause such property or any part thereof to be subjected to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws; and

(f) Within fifteen (15) days after the occurrence of any other matter which has resulted or is likely to result in a Material Adverse Change in (i) the physical condition or operation of the REO, (ii) the financial condition of Borrower or (iii) Borrower’s ability to perform in a timely manner any of Borrower’s obligations under any of the other Loan Documents.

7.15 Release.

7.15.1 Borrower and Guarantor (collectively, the “Releasing Parties”) for themselves, and the Releasing Parties’ successors and assigns shall and do hereby forever relieve, release and discharge Agent, Lenders, and their respective directors, officers, employees, agents, successors, administrators, assigns, loan participants, attorneys, accountants, representatives, affiliates, parents, partners, officers and stockholders (“Released Parties”), jointly and severally, from any and all claims, court actions, debts, liabilities, demands, rents, damages, obligations, promises, acts, loss of revenue, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of action, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed, based upon, arising out of, appertaining to, any of the matters or facts alleged or set forth in Recitals A through K, inclusive, the lending relationship between Agent and Lenders and the Releasing Parties, or the Collateral, jointly and severally each for matters existing prior to the Closing Date (collectively, the “Released Matters”).  The Releasing Parties further agree never to commence, aid or participate in any legal action or other proceeding based in whole or in part upon the foregoing.

7.15.2 As to the matters released herein, the Releasing Parties expressly waive and relinquish any and all rights under section 1542 of the Civil Code of the State of California, (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of other jurisdictions) which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

7.15.3 In connection with such waiver and relinquishment, the Releasing Parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true.  Nevertheless, it is the intention of the Releasing Parties through this Agreement, to fully, finally and forever release only such matters, and all claims relative thereto, which now exist, may exist, or heretofore have existed and relating to periods prior to the Closing Date.  In furtherance of such intention, the releases herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto.

7.15.4 In entering into the release provided for in this Agreement, the Releasing Parties recognize that no facts or representations are ever absolutely certain; accordingly, they assume the risk of any mistake, and if they should subsequently discover that any understanding of the facts or of the law was incorrect, said party shall not be entitled to set aside this release by reason thereof, regardless of any mistake of fact or law.

7.15.5 The Releasing Parties are the sole and lawful owners of all right, title and interest in and to every claim and other matter which they purport to release herein, and they have not assigned or transferred, or purported to assign or transfer to any person or entity any claims or other matters herein released.  The Releasing Parties, individually and jointly, shall and hereby do indemnify, defend and hold Agent Lenders and the other Released Parties harmless from and against any claims, liabilities, actions, causes of action, demands, injuries, damages, costs, and expenses (including, but not limited to, attorneys’ fees), based upon or arising in connection with any such prior assignment or transfer, or any such purported assignment or transfer, or any claims or other matters released herein.

7.15.6 Releasing Parties each also understand that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated, each to the extent existing as of the Closing Date.  Releasing Parties have each consulted with legal counsel and with such other experts and advisors as it deemed necessary in connection with the negotiation, execution and delivery of this Agreement and prior to signing this Agreement, or had an opportunity to obtain such counsel and knowingly chose not to do so, and execute this release voluntarily, without duress, with the intention of fully and finally extinguishing all Released Matters.

8.            NEGATIVE COVENANTS.

The Borrower covenants and agrees unless otherwise approved by the Agent, the Borrower shall comply with the following provisions:

8.1 No Change in the Nature of Business and Operations.  The Borrower and the corporate General Partners shall not engage in any business or activity which would result in a change in the general nature of their respective business or operations as of the date hereof.

8.2 No Mergers.  The Borrower and the corporate General Partners, as applicable, shall not be a party to any conversion, merger, consolidation, reorganization (as defined in California Corporations Code Sections 15679.1 or 181) or recapitalization, or any agreement or commitment to do any of the foregoing.

8.3 Indebtedness.  The Borrower (and any Wholly Owned Subsidiary) shall not issue, incur, assume, create or have outstanding any Debt; provided, however, that the foregoing provisions shall not restrict or operate to prevent:

8.3.1 Accounts payable for the purchase of goods or services on ordinary trade terms.

8.3.2 Deferred taxes.

8.3.3 Unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law.

8.3.4 The indebtedness of the Borrower to the Lender under the Loan.

8.3.5 The indebtedness in respect of letters of credit or other indemnities supplied by the Borrower in satisfaction of bonding requirements under worker’s compensation or unemployment insurance laws.

8.3.6 Leases contemplated by Section 8.5 (Capital Leases and Capital Expenditures).

8.3.7 The indebtedness of the Borrower (or Wholly Owned Subsidiaries where specified) incurred for (i) indebtedness secured by liens permitted under 8.4 (Liens) below (ii) the preservation of the Borrower’s lien in Pledged Loan Collateral, including advances to cure defaults on or retire senior liens thereon, not to exceed $1,000,000.00 in the aggregate without the prior consent of the Agent, such consent not to be unreasonably withheld, and (iii) indebtedness incurred by Borrower or Wholly Owned Subsidiaries to refinance specified REO held by Borrower or its Wholly Owned Subsidiaries, provided that 70% of all net proceeds of such secured debt (after repaying existing secured debts to third parties) is used to permanently repay the Loan as more particularly described in Section 2.4.2 (Excess Amortization Payments).

8.4 Liens.  The Borrower and Wholly Owned Subsidiaries shall not pledge, mortgage or otherwise encumber, permit, have outstanding upon or be subject to, any lien, security interest or charge upon, or engage in any sale and leaseback transaction in respect of, any assets or property of any kind or character now owned or hereafter acquired by the Borrower (or such Wholly Owned Subsidiary) including without limitation Borrower’s membership interests or other equity interests in Subsidiaries and Wholly Owned Subsidiaries; provided, however, the foregoing shall not operate to prevent:

8.4.1 Liens, pledges or deposits in connection with worker’s compensation, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits in connection with tenders, contracts or leases to which the Borrower (or such Wholly Owned Subsidiary) is a party or other deposits required to be made in the ordinary course of business and not in connection with borrowing of money or obtaining advances or credit; provided in each case that the obligation or liability arises in the ordinary course of business and is not overdue, or if overdue, is being contested in good faith by appropriate proceedings promptly initiated and being pursued to conclusion by the Borrower (or such Wholly Owned Subsidiary) with diligence.

8.4.2 Liens in favor of the Lenders evidenced by the Security Documents.

8.4.3 Liens in favor of third parties with respect to Pledged Loan Collateral and REO, so long as such Liens existed at the time such Pledged Loan Collateral was Eligible Loan Collateral.

8.5 Capital Leases and Capital Expenditures.  The Borrower shall not acquire the use or possession of any real or personal property under a capital lease or similar arrangement or expend or become obligated for any capital expenditures as defined and classified in accordance with GAAP.

8.6 Investments, Loans and Guaranties.  The Borrower (and any Wholly Owned Subsidiary) shall not, without the prior consent of the Agent, such consent not to be unreasonably withheld, (i) acquire a Subsidiary or make, permit, retain or have outstanding, whether directly or indirectly, any investments in another Person (whether by means of a purchase of stock or other acquisition of stock or other securities or membership interest or other ownership interest or by means of the acquisition of control of another Person or of all or a material part of the assets of another Person), (ii) be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person or (iii) otherwise agree to make loans to or otherwise provide funds for the payment of the obligations of any other Person; provided, however, that the foregoing provisions shall not apply to or operate to prevent (y) the operation of the Borrower’s mortgage lending business subject however to the restrictions of Section 8.11 (Restrictions on the Use of Cash) below, or (z) endorsements for collection or deposit of commercial paper received by the Borrower in the ordinary course of business; provided, however, that Borrower shall be permitted, without Agent’s consent, to do the following: (a) form new Wholly Owned Subsidiaries to acquire title to new REO, and (b) guaranty any indebtedness of such Wholly Owned Subsidiaries incurred to finance or refinance such REO subject to the requirements of subparagraph 2.11.2.

8.7 Change in General Partners.  The composition, identity, ownership and control of the General Partners shall not change.

8.8 Insider Transactions.  The Borrower shall not enter into or be a party to any transaction with any employee or partner of the Borrower, any General Partner or any employee, officer or shareholder of any General Partner except in the ordinary course of business and upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person who is not such an insider.

8.9 Servicing of Pledged Loans.  The Borrower shall not:

8.9.1 Modify, amend, supplement, replace, terminate or assign any Loan Servicing Agreement nor waive any right, privilege or benefit of the Borrower thereunder.

8.9.2 Enter into any agreement for the purpose of servicing or administering a Pledged Loan other than a Loan Servicing Agreement with RMC that is in form and substance acceptable to the Lender.

8.10 Limitation on Deposits.  Borrower’s aggregate deposit accounts maintained with Union Bank, N.A. and with California Bank & Trust shall be limited to a maximum average daily balance (calculated as of the last day of each calendar month with respect to the previous 60 days) of $12,000,000.  Provided that no Event of Default is then existing, cash in these accounts shall be available at full discretion for Borrower to cover operating expenses and working capital.

8.11 Restrictions On Use of Cash:

8.11.1 Borrower shall make no new loans with the exception of refinance of existing loans, provided that additional advances on existing loans shall be permitted to the extent such advances meet the purpose, limitations and consent requirements set forth in section 8.11.3 below;

8.11.2 Borrower shall make no new development expenditures with respect to unimproved land without prior Agent approval;

8.11.3 Borrower may make expenditures in the ordinary course of business to preserve, maintain, repair or operate REO (excluding unimproved land) which Borrower or its Wholly Owned Subsidiaries have acquired by foreclosure or deed-in-lieu of foreclosure, or to preserve Borrower’s lien position in Pledged Loan Collateral, not to exceed $1,000,000 per REO property without prior written consent of Agent.  Notwithstanding the forgoing, and subject to compliance with all terms of this Agreement, the Borrower will be permitted to utilize funds, up to the amounts indicated below, for property improvements and to acquire or pacify senior debt to facilitate sales relating to the following REO properties: 1) up to $2,600,000 for 2701 Larkin St., SF; 2) up to $1,510,000 for Museum Plaza, SF; 3) up to $500,000 for 1888 Geneva, SF; and 4) up to $4,000,000 for China Village, Fremont;

8.11.4 Borrower may make payments to related parties provided such payments conform to and do not exceed such payments as set forth in a cash flow forecast (“Cash Flow Forecast”) approved in writing by Agent in the form attached hereto as Exhibit 8.11.4 and which shall be updated quarterly and from time to time at Agent’s request, provided that any such payments to related parties shall be prohibited upon: (i) the occurrence of a monetary Event of Default, or (ii) the exercise of any default related remedies related to any Event of Default, or (iii) the filing of a voluntary or involuntary bankruptcy proceeding by or against Borrower or any Guarantor, but only after notice from Agent to Borrower that such payments to related parties are prohibited, provided that no such notice from Agent shall be required where the giving of such notice would be stayed by the operation of law;

8.11.5 Loans made by Wholly Owned Subsidiaries shall be prohibited.

8.12 Distributions.  Borrower may make investor distributions of up to a maximum of the lesser of (i) $825,000 per quarter, or (ii) 1.05% of Borrower’s constituent partner’s capital (as determined as of the end of the immediately preceding quarter), and in any event all such distributions shall be subject to the following additional limitations:

8.12.1 No distributions shall be permitted during the continuance of a Default or an Event of Default;

8.12.2 No distributions shall be permitted, that if made, would result in Borrower being required to make a Collateral Covenant Limitation Payment upon making such distribution, to be tested on the date of distribution, as if the date of distribution were the month-end date of determination for a Collateral Covenant Limitation Payment;

8.12.3 Borrower’s continuing maintenance of a minimum aggregate cash balance of $3,000,000 in all Pledged Deposit Accounts owned by Borrower (excluding the Interest Reserve Account), to be determined by the lesser of:  month end balance or the average daily balance for the prior 30 days.

9.   EVENTS OF DEFAULT AND REMEDIES.

9.1 Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

9.1.1 Default by the Borrower in the payment of any part of the principal when due and payable.

9.1.2 Default by the Borrower in the payment of any part of the interest due and payable on the Loan which is not remedied within five (5) days after notice thereof to the Borrower by the Agent.

9.1.3 Except as otherwise specifically provided in this Section 9.1 (Events of Default), default by the Borrower in the observance or performance of any other covenant, term or provision of the Loan Documents, other than the Security Documents, which is not remedied within fifteen (15) days after notice thereof to the Borrower by the Agent, provided that if the default is a recurrence of the same or substantially similar default that has occurred twice within the previous twelve (12) month period, the Borrower shall not have any right to notice or right to cure in respect of the third or any subsequent default.

9.1.4 Default by the Borrower in the observance or performance of any covenant, term or condition set forth in the Security Documents which is not remedied within fifteen (15) days after notice thereof to the Borrower, provided that if such default, in the Agent’s good faith judgment, represents, involves, threatens or causes a material impairment of the Lenders’ lien or a material diminution of the value or salability of the Collateral thereunder, no such notice or cure period shall be applicable, and provided further, that if the default is a recurrence of the same or substantially similar default that has occurred twice within the previous twelve (12) month period, the Borrower shall not have any right to notice or right to cure in respect of the third or any subsequent default.

9.1.5 Any representation or warranty of the Borrower or any of the General Partners made in the Loan Documents or pursuant hereto or thereto proves untrue in any material respect as of the date of the issuance or making thereof.

9.1.6 Bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors are instituted against the Borrower or any Wholly Owned Subsidiary or any of the General Partners or a decree or order of a court having jurisdiction in the premises for the appointment of a trustee, custodian or receiver for the Borrower or any Wholly Owned Subsidiary or any of the General Partners or for the major part of its respective assets is entered and the same is not dismissed within sixty (60) days.

9.1.7 The Borrower or any Wholly Owned Subsidiary or any of the General Partners shall commence bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or other laws for the relief of debtors or shall consent to the institution of such proceedings against it by others or to the entry of any decree or order adjudging it bankrupt or insolvent or approving as filed any petition seeking reorganization under any bankruptcy or similar law or shall apply for or shall consent to the appointment of a receiver, custodian or trustee for it or for the major part of its assets or shall make an assignment for the benefit of creditors or shall take any action authorizing any of the foregoing.

9.1.8 Agent or the Lenders fail to have an enforceable first priority lien or perfected security interest on the Collateral, subject only to any liens, security interests, encumbrances and matters of record to which the Agent has previously consented.

9.1.9 Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or because of satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, and Guarantor, or any General Partner or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower, any General Partner or any other Person denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any security interest on any Collateral.

9.2 Remedies.  When any Event of Default under Section 9.1.6 or 9.1.7 has occurred, the entire unpaid principal, accrued interest and all other indebtedness owing by the Borrower to the Lenders on the Loan shall be immediately due and payable.  When any other Event of Default has occurred and is continuing, the Agent, on behalf of the Lenders and at the request of or with the consent of the Majority Lenders, shall take any or all of the following actions without notice, demand, protest or presentment of any kind:

9.2.1 Terminate the obligations of Lenders to Borrower under this Agreement.

9.2.2 Declare the unpaid principal of, and the accrued interest on, the Loan and all other indebtedness and other Obligations owing by the Borrower to the Lenders, to be immediately due and payable.

9.2.3 Enforce or cause to be enforced all rights of the Lenders with respect to the Collateral and the Security Documents and the Guaranty.

9.2.4 Exercise any other remedies available to the Lenders under statute, case law, equity or contract, including the Loan Documents, it being acknowledged and agreed by the Borrower that all the Lenders’ remedies are cumulative and may be exercised by the Lender concurrently or separately from time to time.  The Agent will further have the right to determine in its sole discretion the order and manner in which the Lenders’ rights and remedies are to be exercised.

9.2.5 Exercise any and all rights under any REO Deed of Trust including without limitation exercise of power of sale and, as a matter of right and without notice to Borrower the relevant Trustor named in the REO Deed of Trust or anyone claiming under such Trustor or any other Person, and without regard to the then value of the property encumbered by such REO Deed of Trust or the interest of such Trustor therein, to apply to any court having jurisdiction to appoint a receiver or receivers of the property encumbered by such Deed of Trust, and Borrower  hereby irrevocably consents to such appointment.  Upon request of Agent in its sole discretion, Borrower shall stipulate to the appointment of a receiver or receivers of the property encumbered by any such Deed of Trust, all as set forth in such Deed of Trust.

10.   MISCELLANEOUS.

10.1 Further Assurances.  From and after the date of this Agreement, the Agent and the Borrower agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary or proper and usual to carry out the purpose of the Loan Documents in accordance with their terms.

10.2 Survival of Representations.  All representations, warranties, covenants, agreements, terms and conditions made herein will survive the execution, delivery and closing of this Agreement and all transactions contemplated hereunder.

10.3 Failure or Indulgence Not Waiver.  No failure or delay on the part of the Agent in the exercise of any power, right or privilege hereunder or to insist on strict compliance with or performance of the representations, warranties, covenants, agreements, terms and conditions of the Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under the Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available to the Agent.

10.4 Notices.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, Agent or the Lenders under this Agreement or the other Loan Documents shall be in writing and faxed, mailed or delivered, to such Person at its respective facsimile number or address set forth below or (or to such other facsimile number or address for any party as indicated in any notice given by that Party to the other Parties).  All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and when faxed, upon confirmation of receipt:

To the Agent:	Union Bank, N.A. 445 So. Figueroa St., Suite 403 MC G04-247 Los Angeles, CA 90071 Attn: Susan J. Swerdloff, Vice President Facsimile: (213) 236 6293
To the Other Lender:	Westamerica Commercial Loan Adjustment LAD 9215 P.O. 1220 Suisun City , CA 94585-1220 Attn: Dean Hart, Vice President Facsimile: (707) 427-2551

To the Other Lender:	California Bank & Trust 1700 South El Camino Real #335 San Mateo, CA 94402 Attn: Thomas Paton, Jr., Senior Vice President and Manager Facsimile: (650) 294-2029
To the Borrower:	Redwood Mortgage Investors VIII, a California Limited Partnership 900 Veterans Blvd., Suite 500 Redwood City, CA 94063 Attn: Michael R. Burwell Facsimile: (650)364-1665

10.5 Limitations and Time.  The Borrower’s right to plead the statute of limitations as a defense to any and all of the obligations contained herein or secured hereby is waived, to the full extent permitted by law.  Time and exactitude of each of the terms, obligations, covenants and conditions are hereby declared to be the essence hereof.

10.6 Descriptive Headings.  The descriptive headings of the several sections of this Agreement are inserted for convenience and will not be deemed to affect the meaning or construction of any of the provisions hereof.

10.7 Construction.  The Borrower agrees that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of the Loan Documents.  This Agreement is for the sole and exclusive benefit of the Borrower, the Agent and the Lenders, and any other purchaser, assignee or participant in respect of the Loan, the Collateral and the Loan Documents, and no other Person is intended to be benefited by its terms or shall be entitled to enforce its provisions or assume that the Agent will insist upon strict compliance of its terms.

10.8 Terms Generally.  The defined terms in this Agreement will apply equally to both the singular and the plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” when used in this Agreement will be deemed to be followed by the phrase “without limitation.”  The words “approval” and “notice” when used in this Agreement will be deemed to be preceded by the word “written.”  All references to “Exhibit” or “Exhibits” in this Agreement mean the exhibits attached hereto, the terms and conditions of which are made a part hereof.  All references to “Section” or “Sections” in this Agreement mean the applicable section of this Agreement unless otherwise specified.

10.9 Severability.  In case any provision in this Agreement will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

10.10 Amendment Provision.  The term “Agreement” or “this Agreement” and all reference thereto as used throughout this instrument will mean this instrument as originally executed or, if later amended or supplemented, then as so amended or supplemented.  Any amendment to this Agreement must be in writing signed by the party to be charged.

10.11 Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.  This Agreement may be executed by signatures transmitted by facsimile or other electronic means with original signatures to be provided thereafter as soon as practicable in two or more counterparts, all of which, whether facsimile, other electronic transmittal, or original, shall be deemed an original, but all of which together shall constitute one and the same agreement.  For all purposes, including recording, filing, and delivery of this Agreement, duplicate unexecuted and unacknowledged pages of any counterparts may be discarded and the remaining pages assembled as one document.

10.12 Applicable Law.  The Loan Documents and the rights and obligations of the parties thereto will be governed by the laws of the State of California except to the extent that the Lenders shall have greater rights or remedies under federal law in which case such choice of California law will not be deemed to deprive the Lenders of such rights and remedies as may be available under federal law.

10.13 Assignability.  Subject to 11.1 (Assignments and Participation in Loans and Notes), the Loan Documents will be binding upon the parties hereto and their respective successors and assigns, and will inure to the benefit of the parties hereto and the successors and assigns of the Agent and Lenders.  The Borrower may not assign its rights or delegate its obligations under this Agreement without the Agent’s prior approval.

10.14 Existing Senior REO Debt.  Agent and Lenders acknowledge and consent to all existing and future indebtedness secured by senior liens encumbering any REO, provided that such indebtedness does not exceed any limitations contained in this Agreement and such indebtedness and liens are otherwise in compliance with the requirements of this Agreement and no Default or Event of Default has occurred and is continuing hereunder, or would be caused by the incurrence of such indebtedness and/or liens.

10.15 Relation to Other Agreements.  The requirements imposed on the Borrower under this Agreement are cumulative of the requirements imposed on the Borrower under any other agreements under which the Borrower has obligations to the Lenders.  If any conflict arises between the terms of this Agreement and any such other agreement, including any other Loan Document, the terms of this Agreement will prevail except to the extent the conflicting provision in such other agreement is applicable specifically to the subject of that transaction or unless the Agent and the Borrower agree to the contrary in a writing which references the inapplicable provisions of this Agreement.  This Agreement shall constitute the entire and integrated agreement between the Agent and the Borrower relating to the Lenders’ commitments to amend and restate the Loan and all other matters addressed herein and shall supersede all prior negotiations, communications, understandings and commitments relating thereto, whether written or oral.  When effective, this Agreement amends, restates and supplants in all respects the Existing Loan Agreement.

10.16 Attorneys’ and Other fees and Costs; Enforcement Costs.  The Borrower shall pay and reimburse the Agent and the Other Lenders, as provided herein, for all actual fees, costs, and expenses, including all actual attorneys’, consultants’, and expert witnesses’ fees and costs, fees and costs of inspecting and appraising any REO or other real property or any other security for the Loan, and recording, title insurance, and escrow fees, expended or incurred by the Agent or the Other Lenders in any arbitration mediation, judicial reference, legal action, or otherwise in connection with (i) the negotiation, preparation, amendment, interpretation, implementation, and enforcement of the Forbearance Agreement, the Loan, the term sheet that served as a basis for this Agreement, this Agreement, the other Loan Documents, or any instrument or agreement executed in connection herewith or therewith, including the preparation and negotiation of the First Modification, the Second Modification, the Third Modification, this Agreement or any other Loan Document, during any workout or attempted workout, or in connection with the rendering of legal advice as to the Agent’s and Lenders’ rights, remedies, and obligations under the Loan Documents; (ii) monitoring the performance of the Borrower under this Agreement and other Loan Documents and its compliance with this Agreement and other Loan Documents including Agent’s and Lenders’ periodic internal audit fees and costs with respect to the Collateral and otherwise (“Audit Fees”) (which Audit  Fees shall not exceed $10,000.00 per calendar year, but without limiting the number or scope of audits performed by or on behalf of Agent with respect to Collateral for the Loan or otherwise), and Agent’s periodic costs incurred for Agent’s document posting and distribution services; and (iii) collecting any sum that becomes due to the Agent or Lenders under the Loan Documents; (iv) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal; or (v) the protection, preservation or enforcement of any rights of the Agent and Lenders or any security for the Loan.  (Notwithstanding the foregoing, reimbursement by Borrower for fees, costs and expenses incurred by Other Lenders under clauses (i) (iii) (iv) and (v) of the foregoing sentence (excluding Audit Fees which are subject to the annual limit as set forth therein in clause (ii)) shall not exceed $5,000 per calendar year for each Other Lender, after credit for such fees, costs and expenses reimbursed to Other Lenders pursuant to the Third Modification, if any.)  For the purposes of this Section 10.16 (Attorneys’ and Other Fees and Costs; Enforcement Costs), attorneys’ and expert witnesses’ fees include fees incurred in connection with (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or cases arising out of or relating to any petition under the Bankruptcy Code (Title 11 of the United States Code) or any similar law; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including any activity taken to collect or enforce any judgment.  For the avoidance of doubt, the Lender Expenses include the foregoing, and the Obligations include the Lender Expenses.

In the event of any action or proceeding that involves the rights or obligations of the Agent, Lenders or the Borrower under the Loan Documents, the prevailing party shall be entitled to reimbursement from the other party of all costs and expenses associated with said action or proceeding, including reasonable attorney’s fees and litigation expenses.  In the event of a judgment against one Party concerning any aspect of this Agreement, the right to recover post judgment attorneys’ fees incurred in enforcing the judgment shall not be merged into and extinguished by any money judgment.

10.17 General Indemnity.  The Borrower will indemnify, protect, defend and hold the Agent and Lenders (including any employees, directors, officers, or agents of Agent and Lenders) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, charges, expenses or disbursements (including attorneys’ fees and the allocated cost of in-house counsel) which may be incurred by or asserted against the Agent or Lenders in connection with or arising out of any inaccuracy or breach of any representation, warranty or agreement made in the Loan Documents, except to the extent arising out of the gross negligence or willful misconduct of the Agent or Lenders.

10.18 Lending Relationship Only.  The Borrower acknowledges and agrees that its relationship with the Agent and Lenders pursuant to this Agreement and the other Loan Documents and in respect of any conduct relating thereto shall be solely that of debtor and lender and is not intended to, and shall not be deemed to create or be evidence of a partnership, joint venture or any other business relationship or be “outside the scope of the activities of a lender of money” within the meaning of California Civil Code Section 3434.

10.19 USA Patriot Act.

10.19.1 The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an account with such financial institution.  Consequently, the Agent may from time-to-time request, and the Borrower shall provide to the Agent, the Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for the Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

10.19.2 Neither Borrower nor General Partner (as used herein, a “Loan Party”) shall, directly or indirectly, knowingly enter into any material contract with any Person listed on the OFAC Lists, Each Loan Party shall immediately notify the Lender if such Loan Party has knowledge that the it is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Each Loan Party shall not, directly or indirectly, (1) conduct any business or engage in any transaction or dealing with any Blocked Person, including without limitation the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

10.19.3 Without limiting the foregoing, none of the Loan Parties or its agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  None of the Loan Parties or its agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

10.20 Venue.  Venue for any action related to the Loan Documents shall be in an appropriate court in San Francisco, California selected by the Agent to which the Borrower consents or to an appropriate court in another venue having jurisdiction over the parties selected by the Agent to which the Borrower also consents.

10.21 Advice of Counsel.  The Borrower represents, acknowledges and agrees that:

10.21.1 Before signing the Loan Documents, the Borrower’s legal counsel fully explained the legal nature, potential applications and ramifications of the provisions of such Loan Documents.

10.21.2 The Borrower has read and fully understands the terms and conditions of the Loan Documents.

10.21.3 The Borrower freely and voluntarily executes the Loan Documents.

10.22 Alternative Dispute Resolution Agreement.

10.22.1 Waiver of Jury Trial.  To the extent permitted by law, in connection with any action or proceeding, whether brought in state or federal court, the Parties hereby expressly, intentionally and deliberately waive any right they may otherwise have to trial by jury of any Claim.

10.22.2 Judicial Reference.  If the waiver of jury trial set forth hereinabove is not enforceable under Applicable State Law or otherwise, then the Parties hereby agree that all Claims, including any and all questions of law or fact relating thereto, shall, at the written request of any Party, be determined by Reference as set forth hereinbelow:

(a) Selection of Appointment of Referee.  The Parties shall select a single neutral referee, who shall be a retired state or federal judge.  In the event that the Parties cannot agree upon a referee, the referee shall be appointed by the court.

(b) Conduct of Reference.  Except as otherwise provided in this Section 10.22 (Alternative Dispute Resolution Agreement), the Reference shall be conducted pursuant to Applicable State Law.  The referee shall determine all issues relating to the applicability, interpretation, legality and enforceability of this Section 10.22 (Alternative Dispute Resolution Agreement).  The referee shall report a statement of decision to the court.  The Parties shall equally bear the fees and expenses of the referee, unless the referee otherwise provides in the statement of decision.

(c) Provisional Remedies, Self-Help and Foreclosure.  No provision of this Section 10.22 (Alternative Dispute Resolution Agreement) shall limit the right of any Party to (i) exercise self-help remedies including, without limitation, set-off, (ii) foreclose against or sell any collateral, by power of sale or otherwise or (iii) obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Reference.  The exercise of, or opposition to, any such remedy does not waive the right of any Party to a Reference pursuant to this Section 10.22 (Alternative Dispute Resolution Agreement).

(d) No Decision By Jury.  The Parties hereby acknowledge that if a referee is selected or appointed to determine the Claims, then the Claims will not be decided by a jury.

10.22.3 Limitation On Damages.  In the event that punitive damages are permitted under Applicable State Law, the amount thereof shall not exceed a sum equal to three times the amount of actual damages.

10.22.4 Miscellaneous.  In the event that multiple Claims are asserted, some of which are not subject to this Section 10.22 (Alternative Dispute Resolution Agreement), the Parties agree to stay the proceedings of the Claims not subject to this Section 10.22 (Alternative Dispute Resolution Agreement) until all other Claims are resolved in accordance with this Section 10.22 (Alternative Dispute Resolution Agreement).  In the event that Claims are asserted against multiple parties, some of whom are not subject to this Section 10.22 (Alternative Dispute Resolution Agreement), the Parties agree to sever the Claims subject to this Section 10.22 (Alternative Dispute Resolution Agreement) and resolve them in accordance with this Section 10.22 (Alternative Dispute Resolution Agreement).  In the event of any challenge to the legality or enforceability of this Section 10.22 (Alternative Dispute Resolution Agreement), the prevailing Party shall be entitled to recover the costs and expenses, including reasonable attorneys’ fees, incurred by it in connection therewith.  Applicable State Law shall govern the interpretation of this Section 10.22 (Alternative Dispute Resolution Agreement).  This Section 10.22 (Alternative Dispute Resolution Agreement) fully states all of the terms and conditions of the Parties’ agreement regarding the matters mentioned in, or incidental to, this Section 10.22 (Alternative Dispute Resolution Agreement).  This Section 10.22 (Alternative Dispute Resolution Agreement) supersedes all oral negotiations and prior writings concerning the subject matter hereof.

10.22.5 Defined Terms.  As used in this Section 10.22 (Alternative Dispute Resolution Agreement), the following terms shall have the respective meanings set forth below:

(a) “Accommodation Party” shall mean individually and collectively any Guarantor and any Subsidiary or other third party Person that is a grantor, trustor or transferor of a lien or security interest in property under any Loan Document.

(b) “Applicable State Law” shall mean the law of the state California without regard to its conflict of laws principles.

(c) “Claim” shall mean any claim, cause of action, action, dispute or controversy between or among the Parties, whether sounding in contract, tort or otherwise, which arises out of or relates to: (i) any of the Subject Documents; (ii) and negotiations or communications relating to any of the Subject Documents, whether or not incorporated into the Subject Documents or any indebtedness evidenced thereby; or (iii) any alleged agreements, promises, representations or transactions in connection therewith.

(d) “Reference” shall mean a judicial reference conducted pursuant to this Agreement and in accordance with Applicable State Law, as in effect at the time the referee is selected or appointed pursuant to Paragraph 10.22.2 (Judicial Reference) of this Section 10.22 (Alternative Dispute Resolution Agreement).

(e) “Subject Documents” shall mean the Loan Documents, any and all documents, instruments and agreements previously, concurrently or hereafter executed by Obligor in favor of Agent or Lender, or between Obligor, Guarantor or any other Accommodation Party, and Agent, which incorporate by reference an alternative dispute resolution agreement, any and all related documents, instruments and agreements, and any and all extensions, renewals, amendments and replacements of any of the foregoing; and “Subject Documents” shall mean any one of such Subject Documents.

10.23 Confidentiality.  Each Lender agrees to keep any nonpublic information delivered or made available to such Lender pursuant to the Loan Documents confidential from any Person other than Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, auditing, structuring, documenting or administering the Loan; provided that, nothing herein shall prevent Lenders from disclosing such information to any bona fide assignee, transferee or participant that has agreed in writing with Borrower to comply with this Section 10.23 in connection with the contemplated assignment or transfer of any Advances made by such lender or participation therein or as required or requested by any governmental or regulatory agency or representative thereof or, after notice to Borrower, pursuant to other legal process.

11.   ASSIGNMENT, PARTICIPATION AND THE AGENT.

11.1 Assignments and Participations in Loans and Notes.  Agent may assign its rights and delegate its obligations under this Agreement and further may assign, or sell participations in, all or any part of its Loan Commitment or any other interest herein or in its Note to an affiliate or to another Permitted Assignee; provided that any such assignment or participation shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00).

11.1.1 Each Lender may assign all or a portion of its rights and delegate its obligations under this Agreement to a Permitted Assignee; provided that such Lender shall first obtain the written consent of Agent, which shall not be unreasonably withheld; provided, further, that any such assignment shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00); and provided, further, that such Lender shall pay to Agent an assignment fee in the amount of $3,500.00, unless such assignment is to a wholly-owned affiliate of such Lender.  In the case of an assignment authorized under this Section 11.1.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Loan Commitment or assigned portion thereof.  Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.

11.1.2 Each Lender may sell participations in all or any part of any Loans made by it to another Person; provided, that any such participation shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00); provided, further, that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (a) the extension of the scheduled maturity of the principal amount of or interest on a Loan or any fees related thereto allocated to such participation; or (b) a reduction of the principal amount of or the rate of interest payable on the Loan or Advances or any fees related thereto allocated to such participation; or (c) a release of any Collateral with a value in excess of Five Million and 00/100 Dollars ($5,000,000.00) (other than in accordance with the terms of this Agreement and the Loan Documents).

11.1.3 Except as otherwise provided in this Article 11 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loan or Advances, the Notes or other Obligations owed to such Lender.  Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to the provisions of Section 10.23 (Confidentiality).

11.2 Agent.

11.2.1 Appointment.  Each Lender hereby designates and appoints Agent as its Agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes the Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of the Lenders subject to the requirement that certain of the Lenders’ consent be obtained in certain instances as provided in Section 11.5.  Agent agrees to act as such on the express conditions contained in this Section 11.2(a).  The provisions of this subsection Section 11.2(a) are solely for the benefit of Agent and Lenders and none of Borrower or any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any General Partner.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

11.2.2 Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the credit worthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date hereunder or at any time or times thereafter.  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender.

11.2.3 Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled.  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower or any General Partner, or the existence of any Event of Default.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Lenders or the Majority Lenders, as the case may be.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of the Lenders.

11.2.4 Reliance.  Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, arid other experts selected by Agent in its sole discretion.

11.2.5 Indemnification.  Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, Advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by; or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s pro rata share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 11.2.5 shall survive the payment in full of the Obligations and the termination of this Agreement.

11.2.6 Agent Individually.  With respect to its Commitments, the Advances made by it, and the Note, issued to it, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may accept deposits from, and generally engage in any kind of banking, trust or other business with Borrower or any Guarantor or General Partner as if it were not acting as Agent pursuant hereto.

11.2.7 Real Estate Security.  Lenders acknowledge that the Loan is not primarily secured by real property, but that real property security has been pledged by Borrower as additional Collateral under this Agreement.  Lenders acknowledge that the Lenders have agreed to accept the real property security only as an enhancement to the original Pledged Loans and Pledged Loan Collateral.  Accordingly, Lenders acknowledge and confirm to Agent their agreement and consent that the real property security subject to any REO Deed of Trust may not meet the requirements of the regulations promulgated by the Office of the Controller of the Currency and other federal regulatory authorities applicable to real estate secured loans made by lenders subject to such regulations with respect to, inter alia,  Financial Institutions Reform, Recovery And Enforcement Act of 1989 ("FIRREA") appraisal standards, standards for lender's title insurance and exceptions to title, environmental review, property and casualty insurance, and flood zone review. Instead, the Lenders have the ability under this Agreement to review and object to Agent's initial determinations of such matters in connection with the procedures set forth for the exercise of Agent’s Discretion with regard to such matters.  Accordingly, with respect to REO secured by an REO Deed of Trust hereunder, and each Lender and any assignee of such Lender agrees that it has not relied and will not rely on Agent’s determinations of such matters with respect to any real property Collateral hereunder, but has relied on its own evaluation and determination of such matters.

11.3 Successor Agent.

11.3.1 Resignation; Removal.  Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 11.3.2 (Appointment of Successor) below or as otherwise provided below.  Agent may be removed from the performance of all of its functions and duties hereunder as a result of its gross negligence or willful misconduct upon (a) the vote of one hundred percent (100%) of the Lenders (other than Agent) and (b) the prior written consent of Borrower.

11.3.2 Appointment of Successor.  Upon any such notice of resignation or any removal pursuant to Section 11.3.(al above, the Lenders shall, upon receipt of Borrower’s prior consent which shall not unreasonably be withheld, appoint a successor Agent.  If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Lenders, upon receipt of Borrower’s prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

11.3.3 Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation or removal as Agent under the Loan Documents, the provisions of this Section 11.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

11.4 Collateral Matters.

11.4.1 Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by the Loan Documents (a) upon termination of the Commitments and payment and satisfaction of all Obligations; or (b) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry); or (c) constituting property in which Borrower or any General Partner owned no interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.  Upon request by Agent at any time, any Lender will confirm in writing Agent’s authority to release particular types or items of property covered by the Loan Documents pursuant to this Section 11.4.1 or Section 11.5 (Amendments; Consents and Waivers for Certain Actions).

11.4.2 Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 11.4.1 (Release of Collateral)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by the Loan Documents conferred upon the Agent under clauses (a) through (d) of Section 11.4.1 (Release of Collateral) and under Section 11.5.1.  So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the Lenders or from Lenders required by Section 11.5 (Amendments; Consents and Waivers for Certain Actions), as the case may be, of its authority to release any particular item or types of property covered by the Loan Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon such Collateral; provided, however, that (a) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (b) such release shall not in any manner discharge, affect or impair the obligations or any Liens upon (or obligations of Borrower or any General Partner, in respect of), all interests retained by Borrower or any General Partner, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the property covered by the Loan Documents.

11.4.3 Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or any entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Subsection 11.4(a) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given the Agent’s own interest in property covered by the Loan Documents as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any of the other Lenders.

11.4.4 Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ security interest in assets which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession.  Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any security document or to realize upon any Collateral securing the Loan, it being understood and agreed that such rights and remedies may be exercised only by Agent.

11.5 Amendments; Consents and Waivers for Certain Actions.

11.5.1 No amendment, modification, supplement, extension, termination (other than a termination pursuant to Section 9.2) or waiver  of any provision of this Agreement or any other Loan Document and no consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by all the Lenders (and in the case of any amendment, modification or supplement of or to any Loan Document to which the Borrower is a party, signed by the Borrower), and then any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

11.5.2 Notwithstanding anything to the contrary contained herein, Agent may, at its sole discretion, release or compromise Collateral and the proceeds thereof having a total value not in excess of Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate, as determined by Agent, during the term of this Agreement.

In the event Agent requests the consent of a Lender and does not receive a written approval or denial thereof within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied such request for consent.

In the event Agent requests the consent of a Lender and such consent is denied, then Agent or the Lender which assigned its interest in the Loan and Advances to such Lender (the “Assigning Lender”) may, at its option, require such Lender to reassign its interest in the Advances to Agent or the Assigning Lender, as applicable, for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrower.  In the event that Agent or the Assigning Lender elects to require any Lender to reassign its interest to Agent or the Assigning Lender, Agent or the Assigning Lender, as applicable, will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will reassign its interest to Agent or the Assigning Lender, as applicable, no later than five (5) days following receipt of such notice.  Notwithstanding any other provision of this Agreement to the contrary, neither Agent nor an Assigning Lender may require a Lender to reassign its interest in the Loan and Advances pursuant to this Section 11.5.2 when the consent requested by Agent or such Assigning Lender is denied pursuant to this Section 11.5.2 or deemed to be denied by Majority Lenders.

11.6 Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  Agent will notify the Lenders of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be directed by the Majority Lenders in accordance with Section 9.2 (Remedies); provided, however, that such action is not an action requiring all Lenders’ consent pursuant to Section 11.5.1 of this Agreement and unless and until Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.7 Set Off and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each holder of any Note is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or such holder at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property held or owing by such Lender or such holder to or for the credit or for the account of Borrower, against and on account of any of the Obligations which are not paid when due.  Borrower agrees, to the fullest extent permitted by law, that (i) any Lender or holder may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and may sell participations in such excess to other Lenders and holders; and (ii) any Lender or holder so purchasing a participation in the Loan and Advances made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loan and Advances and other Obligations in the amount of such participation.

(Remainder of Page Intentionally Left Blank— Signatures Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

“BORROWER”

REDWOOD MORTGAGE INVESTORS VIII,
a California limited partnership

By:/s/ Michael R. Burwell
Michael R. Burwell, General Partner

By:  GYMNO CORPORATION, a California
corporation, General Partner

By:/s/ Michael R. Burwell
             Name:  Michael R. Burwell
             Its:    President

By:  REDWOOD MORTGAGE CORP., a
California corporation, General Partner

By:/s/ Michael R. Burwell
             Name:  Michael R. Burwell
             Its:    President

[Signatures continued on following page]

AGENT AND LENDER:

UNION BANK, N.A., formerly known as Union Bank of California, N.A., in its capacity as Agent for Lenders

By:       /s/ Susan J. Swerdloff
Name:  Susan J. Swerdloff
Title:    Vice President

UNION BANK, N.A., formerly known as Union Bank of California, N.A., in its capacity as Lender

By:       /s/ Susan J. Swerdloff
Name:  Susan J. Swerdloff
Title:    Vice President

LENDER: WESTAMERICA BANK, Successor-in-Interest to County Bank, a California banking corporation By: /s/ Dean Hart Name: Dean Hart Title: Vice President
LENDER: CALIFORNIA BANK & TRUST, a California banking corporation By: /s/ Thomas Paton Jr. Name: Thomas Paton, Jr. Title: Senior Vice President and Manager

GUARANTOR’S CONSENT, JOINDER, REAFFIRMATION AND GENERAL RELEASE

The undersigned (“Guarantors”) consent to that certain Sixth Amended and Restated Loan Agreement (the “Loan Agreement”) made and entered as of October 18, 2010 into by and among (i) UNION BANK, NA., formerly known as Union Bank of California, N.A. (“Union Bank” or “Agent”), for itself, as Lender, and as Agent for Westamerica Bank (“Westamerica”), successor in interest to County Bank, a California banking corporation and California Bank & Trust, a California banking corporation (“California Bank & Trust”) (Union Bank, Westamerica and California Bank & Trust collectively referred to as the “Lenders” and Westamerica and California Bank & Trust collectively referred to as the “Other Lenders”), and (ii) REDWOOD MORTGAGE INVESTORS VIII, a California limited partnership (“Borrower”). and the transactions contemplated thereby and agree to join in and be bound by all the terms and provisions of the release of Released Matters contained in Section 7.15 (Release) thereof and reaffirm all agreements and acknowledgments of Guarantors made in the Loan Documents.  Guarantors also each reaffirm their respective obligations under the Guaranty, and their waivers, as set forth in the Guaranty, of each and every one of the possible defenses to such obligations.  Guarantors further reaffirm that their respective obligations under the Guaranty are separate and distinct from Borrower’s obligations.  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

Guarantors understand that the Agent’s exercise of a non-judicial foreclosure sale under one or more of the Deeds of Trust will, by virtue of California Code of Civil Procedure Section 580d, result in the destruction of any subrogation, reimbursement or contribution rights which Guarantors may have against the Borrower.  Guarantors further understand that such exercise by Agent and the consequent destruction of subrogation, reimbursement or contribution rights would constitute a defense to the enforcement of the Guaranty by Agent.  With this explicit understanding, Guarantors nevertheless specifically waive any and all rights and defenses arising out of an election of remedies by Agent, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantors’ rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.  Guarantors further specifically waive any and all rights and defenses that Guarantors may have because Borrower’s debt is secured by real property; this means, among other things, that:  (1) Agent may collect from Guarantors without first foreclosing on any real or personal property collateral pledged by Borrower; (2) if Agent forecloses on any real property collateral pledged by Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Agent may collect from Guarantors even if Agent, by foreclosing on the real property collateral, has destroyed any right Guarantors may have to collect from Borrower.  The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantors may have because Borrower’s debt is secured by real property.  These rights and defenses being waived by Guarantors include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.  This understanding and waiver is made in addition to and not in limitation of any of the existing terms and conditions of the Guaranty.

(Remainder of Page Intentionally Left Blank— Signatures Follow)

GUARANTORS: MICHAEL R. BURWELL /s/ Michael R. Burwell
REDWOOD MORTGAGE CORPORATION, a California corporation By: /s/ Michael R. Burwell Name: Michael R. Burwell Its: President
GYMNO CORPORATION, a California corporation By: /s/ Michael R. Burwell Name: Michael R. Burwell Its: President